Exhibit 10.1

Execution Copy

$405,000,000

CREDIT AGREEMENT

Dated as of May 31, 2013

by and among

ENTRAVISION COMMUNICATIONS CORPORATION,

as the Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

GENERAL ELECTRIC CAPITAL CORPORATION

for itself, as a Lender and as Agent for all Lenders,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

CITIGROUP GLOBAL MARKETS, INC., MACQUARIE CAPITAL (USA) INC. and

RBC CAPITAL MARKETS1,

as Co-Syndication Agents and Joint Lead Arrangers,

and

GE CAPITAL MARKETS, INC.,

as Joint Lead Arranger and Sole Bookrunner

1 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates

TABLE OF CONTENTS

		Page(s)

ARTICLE I - THE CREDITS		1
1.1	Amounts and Terms of Commitments	1
1.2	Notes	6
1.3	Interest	6
1.4	Loan Accounts	7
1.5	Procedure for Borrowing	8
1.6	Conversion and Continuation Elections	9
1.7	Optional Prepayments and Commitment Reductions	10
1.8	Mandatory Prepayments of Loans and Commitment Reductions	10
1.9	Fees	15
1.10	Payments by the Borrower	16
1.11	Payments by the Lenders to Agent; Settlement	18
1.12	Increase in Commitments	21
1.13	Refinancing Amendment	24
1.14	Loan Repurchases	25

ARTICLE II - CONDITIONS PRECEDENT		26
2.1	Conditions of Initial Loans	26
2.2	Conditions to All Borrowings	28

ARTICLE III - REPRESENTATIONS AND WARRANTIES		29
3.1	Corporate Existence and Power	29
3.2	Corporate Authorization; No Contravention	30
3.3	Governmental Authorization	30
3.4	Binding Effect	30
3.5	Litigation	30
3.6	No Default	31
3.7	ERISA Compliance	31
3.8	Use of Proceeds; Margin Regulations	31
3.9	Title to Properties	31
3.10	Taxes	32
3.11	Financial Condition	32
3.12	Environmental Matters	33
3.13	Regulated Entities	33
3.14	Solvency	33
3.15	Labor Relations	34
3.16	Intellectual Property	34
3.17	Brokers’ Fees; Transaction Fees	34
3.18	Insurance	34
3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock	34
3.20	Jurisdiction of Organization; Chief Executive Office	35
3.21	Deposit Accounts and Other Accounts	35

i

3.22	Bonding	35
3.23	Full Disclosure	35
3.24	Material Contracts	36
3.25	Station Licenses	36
3.26	FCC Rules and Regulations	36
3.27	Senior Indebtedness	37
3.28	Foreign Assets Control Regulations and Anti-Money Laundering	37
3.29	Patriot Act	38

ARTICLE IV - AFFIRMATIVE COVENANTS		38
4.1	Financial Statements	38
4.2	Certificates; Other Information	39
4.3	Notices	41
4.4	Preservation of Corporate Existence, Etc	42
4.5	Maintenance of Property	43
4.6	Insurance	43
4.7	Payment of Obligations	44
4.8	Compliance with Laws	45
4.9	Inspection of Property and Books and Records	45
4.10	Use of Proceeds	45
4.11	Cash Management Systems	45
4.12	Landlord Agreements	46
4.13	Further Assurances	46
4.14	Environmental Matters	47
4.15	License Subsidiaries	48
4.16	Station Licenses	48
4.17	Digital Authorization	48
4.18	Local Service	48
4.19	Rate Contracts	48

ARTICLE V - NEGATIVE COVENANTS		49
5.1	Limitation on Liens	49
5.2	Disposition of Assets	52
5.3	Consolidations and Mergers	53
5.4	Loans and Investments	53
5.5	Limitation on Indebtedness	55
5.6	Transactions with Affiliates	57
5.7	Intentionally Omitted	58
5.8	Use of Proceeds	58
5.9	Contingent Obligations	59
5.10	Compliance with ERISA	59
5.11	Restricted Payments	59
5.12	Change in Business	61
5.13	Change in Structure	61
5.14	Changes in Accounting, Name and Jurisdiction of Organization	61
5.15	Amendments to Senior Note Documents; Senior Notes and Subordinated Indebtedness	61

5.16	No Negative Pledges	61
5.17	OFAC; Patriot Act	63
5.18	Intentionally Omitted	63
5.19	Hazardous Materials	63
5.20	License Subsidiaries	64
5.21	Communications Authorizations	64

ARTICLE VI - FINANCIAL COVENANTS		64
6.1	Total Net Leverage Ratio	64

ARTICLE VII - EVENTS OF DEFAULT		65
7.1	Event of Default	65
7.2	Remedies	69
7.3	Rights Not Exclusive	70
7.4	Cash Collateral for Letters of Credit	70
7.5	Government Approval	70

ARTICLE VIII - AGENT		71
8.1	Appointment and Duties	71
8.2	Binding Effect	72
8.3	Use of Discretion	72
8.4	Delegation of Rights and Duties	73
8.5	Reliance and Liability	73
8.6	Agent Individually	74
8.7	Lender Credit Decision	75
8.8	Expenses; Indemnities; Withholding	75
8.9	Resignation of Agent or L/C Issuer	76
8.10	Release of Collateral or Guarantors	77
8.11	Additional Secured Parties	78
8.12	No Duties for Co-Syndication Agents and Lead Arrangers	78

ARTICLE IX - MISCELLANEOUS		78
9.1	Amendments and Waivers	79
9.2	Notices	84
9.3	Electronic Transmissions	85
9.4	No Waiver; Cumulative Remedies	86
9.5	Costs and Expenses	86
9.6	Indemnity	87
9.7	Marshaling; Payments Set Aside	88
9.8	Successors and Assigns	88
9.9	Assignments and Participations; Binding Effect	88
9.10	Non-Public Information; Confidentiality	91
9.11	Set-off; Sharing of Payments	93
9.12	Counterparts; Facsimile Signature	94
9.13	Severability	94
9.14	Captions	94
9.15	Independence of Provisions	94

9.16	Interpretation	95
9.17	No Third Parties Benefited	95
9.18	Governing Law and Jurisdiction	95
9.19	Waiver of Jury Trial	96
9.20	Entire Agreement; Release; Survival	96
9.21	Patriot Act	97
9.22	Replacement of Lender	97
9.23	Joint and Several	97
9.24	Creditor-Debtor Relationship	98
9.25	Affirmation of Existing Collateral Documents; Collateral Assignment	98

ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY		98
10.1	Taxes	98
10.2	Illegality	102
10.3	Increased Costs and Reduction of Return	102
10.4	Funding Losses	104
10.5	Inability to Determine Rates	104
10.6	Reserves on LIBOR Rate Loans	105
10.7	Certificates of Lenders	105

ARTICLE XI - DEFINITIONS		105
11.1	Defined Terms	105
11.2	Other Interpretive Provisions	139
11.3	Accounting Terms and Principles	140
11.4	Payments	140

SCHEDULES

Schedule 1.1(a)	Tranche A Term Loan Commitments
Schedule 1.1(b)	Tranche B Term Loan Commitments
Schedule 1.1(c)	Revolving Loan Commitments
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.17	Brokers’ and Transaction Fees
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.22	Bonding; Licenses
Schedule 3.24	Material Contracts
Schedule 3.25	Station Licenses
Schedule 3.26(c)	Digital Television Facilities
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.9	Contingent Obligations

EXHIBITS

Exhibit 1.1(b)	Form of L/C Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 10.1(f)	Forms of Tax Certificates
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(d)	Form of Revolving Note
Exhibit 11.1(e)	Form of Tranche A Term Note
Exhibit 11.1(f)	Form of Tranche B Term Note
Exhibit 11.1(g)	Auction Procedures
Exhibit 11.1(h)	Form of Amended and Restated Security Agreement
Exhibit 11.1(i)	Form of Assignment Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of May 31, 2013, by and among Entravision Communications Corporation, a Delaware corporation (the “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the lenders (as defined below) and for itself as a Lender and such Lenders, and Citigroup Global Markets Inc. (“Citi”), Macquarie Capital (USA) Inc. (“Macquarie”) and RBC Capital Markets2 (“Royal Bank”), as Co-Syndication Agents for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed, to make available to the Borrower upon and subject to the terms and conditions set forth in this Agreement (a) a term loan facility available as a single Borrowing on the Closing Date to refinance all of the outstanding indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement, (b) a delayed draw term loan facility available as a single Borrowing on any Business Day between August 1, 2013 and August 15, 2013 to (i) repay in full the term loan facility described in clause (a) and (ii) redeem all of the Borrower’s Senior Notes on such date and (c) a revolving credit facility available after the Closing Date (including a letter of credit subfacility available on (in part) and after the Closing Date) to (i) provide for working capital, capital expenditures and other general corporate purposes of the Borrower and (ii) from time to time fund a portion of certain acquisitions, in each case subject to the terms and conditions set forth herein;

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;

WHEREAS, subject to the terms hereof, each Subsidiary of the Borrower is willing to guarantee all of the Obligations of the Borrower and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I -

THE CREDITS

1.1          Amounts and Terms of Commitments.

(a)        The Tranche A Term Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties

2 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates contained herein, each Lender with a Tranche A Term Loan Commitment severally and not jointly agrees to lend to the Borrower on the Closing Date a single Borrowing in the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Tranche A Term Loan Commitment” (such amount being referred to herein as such Lender’s “Tranche A Term Loan Commitment”). Amounts borrowed as a Tranche A Term Loan which are repaid or prepaid may not be reborrowed. The Tranche A Term Loan Commitments of the Lenders shall expire on the Closing Date upon funding of the Tranche A Term Loans.

(b)        The Tranche B Term Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with a Tranche B Term Loan Commitment severally and not jointly agrees to lend to the Borrower on the Tranche B Term Loan Funding Date a single Borrowing in the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Tranche B Term Loan Commitment” (such amount being referred to herein as such Lender’s “Tranche B Term Loan Commitment”). Amounts borrowed as a Tranche B Term Loan which are repaid or prepaid may not be reborrowed. The Tranche B Term Loan Commitments of the Lenders shall expire on the earlier of (i) the Tranche B Term Loan Funding Date upon funding of the Tranche B Term Loans and (ii) August 15, 2013.

(c)        The Revolving Credit.    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrower (each such Loan, each Incremental Revolving Loan, and unless the context shall otherwise require, each Refinancing Revolving Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(c) under the heading “Revolving Loan Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(c) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” from time to time will be equal to the Aggregate Revolving Loan Commitment then in effect less, the aggregate amount of Letter of Credit Obligations. If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrower shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess.

(d)        Letters of Credit.    (i)    Conditions.    On the terms and subject to the conditions contained herein, the Borrower may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices, and for the account of the Credit Parties, Letters of Credit (denominated in Dollars and in a minimum stated amount of $50,000 or such lesser amount as is acceptable to the applicable L/C Issuer) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Final Availability Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A)      (i)  Availability would be less than zero, or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $3,000,000 (the “L/C Sublimit”);

(B)      the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

(C)      (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

Furthermore, GE Capital as an L/C Issuer may elect only to Issue Letters of Credit in its own name and may only Issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies.

For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Revolving Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with subsection 1.11(e)(ii).

(ii)      Notice of Issuance.    The Borrower shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 1:00 p.m. (Chicago time) on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(b) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”).

(iii)     Reporting Obligations of L/C Issuers.  Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment and Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv)     Acquisition of Participations.    Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v)      Reimbursement Obligations of the Borrower.      The Borrower agrees to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate specified in subsection 1.3(c) to past due Revolving

Loans that are Base Rate Loans (regardless of whether or not an election is made under such subsection).

(vi)      Reimbursement Obligations of the Revolving Credit Lenders.

(1)       Upon receipt of the notice described in clause (v) above from Agent, each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to subsection 1.11(e)(ii)).

(2)       By making any payment described in clause (1) above (other than during the continuation of an Event of Default), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii)    Obligations Absolute.  The obligations of the Borrower and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.

(viii)    Existing Letters of Credit.  Notwithstanding the foregoing, on and after the Closing Date, each Existing Letter of Credit will constitute a Letter of Credit under this Agreement issued by the applicable L/C Issuer and for purposes hereof will be deemed to have been issued on the Closing Date.

1.2        Notes.

(a)        The Tranche A Term Loan made by each Lender with a Tranche A Term Loan Commitment shall be evidenced by this Agreement, and, if requested by such Lender, a Tranche A Term Note payable to such Lender in an amount equal to the unpaid balance of the Tranche A Term Loan held by such Lender.

(b)        The Tranche B Term Loan made by each Lender with a Tranche B Term Loan Commitment shall be evidenced by this Agreement, and, if requested by such Lender, a Tranche B Term Note payable to such Lender in an amount equal to the unpaid balance of the Tranche B Term Loan held by such Lender.

(c)        The Revolving Loans made by each Revolving Lender shall be evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment.

1.3        Interest.

(a)        Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin. Each determination of an interest rate by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. All computations of fees and interest (other than interest accruing on Base Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)        Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Term Loans in full and Revolving Loans on the Revolving Termination Date.

(c)        Upon and after the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on those Loans that are the subject of the applicable Event of Default from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be). All such interest shall be payable on demand of Agent or the Required Lenders.

(d)        Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4        Loan Accounts.

(a)        Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b)        Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Term Loans, Revolving Loans, L/C Reimbursement Obligations and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal and interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of

Letters of Credit and (6) any other payment received by Agent from Borrower and its application to the Obligations.

(c)        Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)        The entries in the Register shall be conclusive absent manifest error, and the Credit Parties, Agent, the Lenders, the Co-Syndication Agents and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.

1.5        Procedure for Borrowing.

(a)        Each Borrowing of a Loan shall be made upon the Borrower’s irrevocable (subject to Section 10.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 1:00 p.m. (Chicago time) (i) (x) on the date of the requested Borrowing or (y) on the date that is one (1) Business Day prior to the requested Borrowing date, in each case, with respect to each Base Rate Loan; provided, that any Base Rate Loan made on the same day that notice is given shall not exceed $5,000,000, and (ii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan. Such Notice of Borrowing shall specify:

(i)        whether such Borrowing is for Term Loans or Revolving Loans;

(ii)       the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $500,000 and integral multiples of $100,000 in excess of that amount);

(iii)      the requested Borrowing date, which shall be a Business Day;

(iv)      whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(v)        if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(b)        Upon receipt of a Notice of Borrowing, Agent will promptly notify each Term Lender or Revolving Lender, as applicable, of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c)        Unless Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrower by Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified on the signature page hereto.

1.6       Conversion and Continuation Elections.

(a)        The Borrower shall have the option to (i) request that any Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $2,000,000. Any such election must be made by the Borrower by 1:00 p.m. (Chicago time) on the 3rd Business Day prior to (1) the date of any proposed Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower in such election. If no election is received with respect to a LIBOR Rate Loan by 1:00 p.m. (Chicago time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. The Borrower must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default has occurred and is continuing and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

(b)        Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c)        Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than six (6) different Interest Periods in effect.

1.7        Optional Prepayments and Commitment Reductions.

(a)        Optional Prepayments Generally.  The Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice to Agent, prepay the Loans in whole or in part in an amount greater than or equal to $100,000 (other than Revolving Loans and Tranche A Term Loans for which prior written notice is not required and for which no minimum shall apply) without penalty or premium except as provided in Section 10.4. Optional partial prepayments of Term Loans shall be applied in the manner set forth in Section 1.8(g). Optional partial prepayments of Term Loans in amounts less than $100,000 shall not be permitted unless such amount represents the entire remaining outstanding balance of the applicable tranche of Term Loans.

(b)        Notices.  The notice of any prepayment or commitment reduction shall not thereafter be revocable by the Borrower and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment or reduction; provided that a notice of prepayment or termination in full of the commitments may be conditioned upon the closing of a replacement credit facility, other financing facility, merger or acquisition and may be revoked or delayed by Borrower if such replacement credit facility, other financing facility, merger or acquisition does not close and fund. The payment amount specified in a notice of prepayment shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Sections 1.9 and 10.4.

(c)        Reductions in Revolving Loan Commitments.  Borrower may at any time upon at least ten (10) Business Days’ (or such shorter period as is acceptable to Agent) prior notice by Borrower to Agent permanently reduce or terminate the Aggregate Revolving Loan Commitment; provided that (A) such reductions (if a partial reduction and not a complete termination) shall be in an amount greater than or equal to $1,000,000, and (B) after giving effect to such reduction (if a partial reduction and not a complete termination), Availability shall be not less than $10,000,000. All reductions of the Aggregate Revolving Loan Commitment shall be allocated pro rata among all Lenders with a Revolving Loan Commitment. A permanent reduction of the Aggregate Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit; provided that if subsequent to such reduction of the Aggregate Revolving Loan Commitment the amount thereof would be less than the L/C Sublimit then in effect, the L/C Sublimit shall be permanently reduced by the amount thereof in excess of the Aggregate Revolving Loan Commitment.

1.8       Mandatory Prepayments of Loans and Commitment Reductions.

(a)        Tranche A Term Loan.  The Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Tranche A Term Loan Maturity Date” the aggregate principal amount of the Tranche A Term Loans outstanding on the Tranche A Term Loan Maturity Date.

(b)        Scheduled Tranche B Term Loan Payments. The principal amount of the Tranche B Term Loans shall be paid in installments on the dates and in the respective amounts shown below:

Date of Payment	Amount of Payment for Initial Tranche B Term Loans
December 31, 2013	$937,500
March 31, 2014	$937,500
June 30, 2014	$937,500
September 30, 2014	$937,500
December 31, 2014	$937,500
March 31, 2015	$937,500
June 30, 2015	$937,500
September 30, 2015	$937,500
December 31, 2015	$937,500
March 31, 2016	$937,500
June 30, 2016	$937,500
September 30, 2016	$937,500
December 31, 2016	$937,500
March 31, 2017	$937,500
June 30, 2017	$937,500
September 30, 2017	$937,500
December 31, 2017	$937,500
March 31, 2018	$937,500
June 30, 2018	$937,500
September 30, 2018	$937,500
December 31, 2018	$937,500

March 31, 2019	$937,500
June 30, 2019	$937,500
September 30, 2019	$937,500
December 31, 2019	$937,500
March 31, 2020	$937,500
Tranche B Term Loan Maturity Date	Entire remaining principal balance

The final scheduled installment of the Tranche B Term Loans shall, in any event, be in an amount equal to the entire remaining principal balance of the Tranche B Term Loans. Scheduled installments for an Incremental Term Loan shall be as specified in the applicable amendment or joinder agreement.

(c)       Revolving Loan. The Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans outstanding on the Revolving Termination Date.

(d)       Asset Dispositions; Events of Loss. If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:

(i)         make or agree to make a Disposition; or

(ii)        suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Disposition or Event of Loss or related series of Dispositions or Events of Loss (x) exceeds $5,000,000 or (y) in the aggregate with all other Dispositions and Events of Loss occurring during the Fiscal Year exceeds $10,000,000, then (A) the Borrower shall promptly notify Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by a Credit Party and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall deliver, or cause to be delivered, an amount equal to such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.8(g) hereof. Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such delivery and prepayment shall not be required to the extent a Credit Party or such Subsidiary reinvests the Net Proceeds of such Disposition or Event of Loss in productive assets (other than Inventory) of a kind then used or usable in the business of Borrower or such Subsidiary, within three hundred sixty (360) days after the date of such Disposition or Event of Loss or enters into a binding commitment thereof within said three hundred sixty (360) day period and subsequently makes such reinvestment; provided that the Borrower notifies Agent of Borrower’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.

(e)        Issuance of Indebtedness.  Promptly upon (and in any event within 3 Business Days of) the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the incurrence of Indebtedness (other than Net Issuance Proceeds from the issuance of Indebtedness permitted hereunder (but excluding any Credit Agreement Refinancing Indebtedness)), the Borrower shall deliver, or cause to be delivered, to Agent an amount equal to such Net Issuance Proceeds, for application to the Loans in accordance with subsection 1.8(g).

(f)        Excess Cash Flow.  Within five (5) days after the annual financial statements and corresponding Compliance Certificate are required to be delivered pursuant to subsection 4.1(a) and subsection 4.2(b) hereof, commencing with such annual financial statements for the Fiscal Year ending December 31, 2014, the Borrower shall deliver to Agent, for distribution to the Lenders, an amount equal to (i) 50% of such Excess Cash Flow if the Total Net Leverage Ratio (as calculated in the manner set forth on Exhibit 4.2(b)) as of the last day of such Fiscal Year is 4.25:1.00 or greater, (ii) 25% of such Excess Cash Flow if the Total Net Leverage Ratio (as calculated in the manner set forth on Exhibit 4.2(b)) as of the last day of such Fiscal Year is less than 4.25:1.00 and greater than or equal to 3.25:1.00 or (iii) 0% of such Excess Cash Flow if the Total Net Leverage Ratio (as calculated in the manner set forth on Exhibit 4.2(b)) is less than 3.25:1.00, in each case minus the amount of any voluntary prepayments of Term Loans and voluntary prepayments of Revolving Loans during such Fiscal Year to the extent accompanied by a permanent reduction of the Revolving Loan Commitment (as set forth in, and without duplication of, the applicable Compliance Certificate), for application to the Loans in accordance with the provisions of subsection 1.8(g) hereof. Excess Cash Flow shall be calculated in the manner set forth in the Compliance Certificate.

(g)        Application of Prepayments.    Subject to subsection 1.10(c), (i) any prepayments pursuant to subsection 1.8(d), (e) or (f) shall be applied first, pro rata to each tranche of Term Loans then outstanding and to the remaining scheduled installments of each tranche of Term Loans in direct order of maturity to the next four succeeding scheduled installments of principal thereon under Section 1.8(b) and thereafter, pro rata to each remaining scheduled installment of principal (including the final installment due on the applicable Term Loan Maturity Date) under Section 1.8(b), second to prepay outstanding Revolving Loans (without a reduction in the Revolving Loan Commitments (provided that the Revolving Loan Commitments shall be reduced dollar for dollar by any Credit Agreement Refinancing Indebtedness incurred to refinance the Revolving Loan Commitments)) and third to cash collateralize outstanding Letters of Credit and (ii) any prepayments of Term Loans pursuant to subsection 1.7(a) shall be applied as directed in writing by Borrower (or in the absence of such written direction, shall be applied to prepay remaining installments of the Term Loans in direct order of maturity as set forth in Section 1.7(a) hereof). To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to Section 10.4 hereof.

(h)        No Implied Consent.    Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

(i)        Limitation on Certain Mandatory Prepayments.    Notwithstanding any other provisions of this Section 1.8, (i) to the extent that any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment pursuant to subsection 1.8(d) (a “Foreign Disposition”), Net Proceeds of an Event of Loss are received by a Foreign Subsidiary giving rise to a prepayment pursuant to subsection 1.8(d) (a “Foreign Event of Loss”), or Excess Cash Flow attributable to Foreign Subsidiaries giving rise to a prepayment pursuant to subsection 1.8(f) (“Foreign Subsidiary Excess Cash Flow”) are prohibited or delayed by applicable local law from being repatriated to the United States, the Borrower will not be required to prepay Loans in an amount equal to the affected portion of such Net Proceeds or Foreign Subsidiary Excess Cash Flow at the times otherwise provided for such prepayments in subsections 1.8(d) or 1.8(f), as applicable, for so long, but only so long, as such Net Proceeds or Foreign Subsidiary Excess Cash Flow are so affected (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to cause such Net Proceeds or Foreign Subsidiary Excess Cash Flow not to be so affected), and once such Net Proceeds or Foreign Subsidiary Excess Cash Flow are no longer affected, Borrower will promptly (and in any event not later than three (3) Business Days after Net Proceeds or Foreign Subsidiary Excess Cash Flow become no longer affected) repay the Loans pursuant to this Section 1.8 to the extent provided herein and (ii) to the extent that the Borrower has reasonably determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Disposition, Net Proceeds of any Foreign Event of Loss or Foreign Subsidiary Excess Cash Flow would cause adverse tax consequences (taking into account any foreign tax credit or benefit received in connection with such repatriation) to the Borrower then, to the extent that such adverse tax consequence or liability is not directly attributable to actions taken by the Borrower or its Subsidiaries with the intent of avoiding or reducing the mandatory prepayments otherwise required under this Agreement, Borrower shall not be required to prepay Loans in an amount equal to the Net Proceeds or Foreign Subsidiary Excess Cash Flow so affected, provided that, in the case of this clause (ii), an amount equal to such Net Proceeds or Foreign Subsidiary Excess Cash Flow are applied first to the repayment of any intercompany Indebtedness (if any) owed by a Foreign Subsidiary to any Credit Party then outstanding and the remainder to the repayment of other Indebtedness (if any) owed by a Foreign Subsidiary.

(j)        Pro Rata Sharing with Pari Passu Secured Debt.    Notwithstanding anything contained herein, if at any time that any prepayment is required to be made hereunder, the Borrower is required to prepay or offer to repurchase Indebtedness that is secured on a pari passu basis with the Indebtedness evidenced hereby, the amount required to be applied pursuant to the terms hereof shall be reduced, and the Borrower may apply any amounts required to be so applied on a pro rata basis among all such Indebtedness (determined on the basis of the aggregate outstanding principal balances thereof with all such Indebtedness that is secured on a pari passu basis with the Indebtedness evidenced hereby).

1.9        Fees.

(a)         Fees.  The Borrower shall pay (i) to Agent, for Agent’s own account, fees in the amounts and at the times set forth in a letter agreement between the Borrower and Agent dated as of April 30, 2013 (as amended from time to time, the “Administrative Agent Fee Letter”) and (ii) to the Lead Arrangers, for their own accounts, fees in the amounts and at the times set forth in a letter agreement between the Borrower and Agent dated as of April 30, 2013 (as amended from time to time, the “Fee Letter”).

(b)         Unused Commitment Fee.    The Borrower shall pay to Agent a fee (the “Unused Commitment Fee”) for the account of each Revolving Lender in an amount equal to

(i)        the average daily balance of the Revolving Loan Commitment of such Revolving Lender during the preceding calendar quarter, less

(ii)       the sum of (x) the average daily balance of all Revolving Loans held by such Revolving Lender plus (y) the average daily amount of Letter of Credit Obligations held by such Revolving Lender, in each case, during the preceding calendar quarter,

(iii)      multiplied by one-half of one percent (0.50%) per annum.

The total Unused Commitment Fee paid by the Borrower will be equal to the sum of all of the Unused Commitment Fees due to the Lenders, subject to subsection 1.11(e)(vi). Such fee shall be payable quarterly in arrears on the first day of the calendar quarter following the date hereof and the first day of each calendar quarter thereafter. The Unused Commitment Fee provided in this subsection 1.9(b) shall accrue at all times from and after the execution and delivery of this Agreement.

(c)         Letter of Credit Fee.  The Borrower agrees to pay to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrower, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit Issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, upon and after Agent’s or Required Revolving Lenders’ election, while an Event of Default exists (or automatically while an Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar quarter and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrower shall pay (i) to each L/C Issuer a fronting fee for each Letter of Credit Issued by such L/C Issuer in an amount equal to 0.25% per annum multiplied by the face amount of each such Letter of Credit and (ii) to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.

(d)        Ticking Fee.  The Borrower shall pay to Agent a fee (the “Ticking Fee”) for the account of each Lender with a Tranche B Term Loan Commitment in an amount equal to the aggregate principal amount of the Tranche B Term Loan Commitments multiplied by (i) for the period commencing on the day after the Closing Date to the day that is 30 days after the Closing Date, 0% per annum and (ii) for the period commencing on the day that is 31 days after the Closing Date through the date that the Tranche B Term Loan Commitments expire or are terminated in full, 0.75% per annum.

(e)        Prepayment Fee.  If on or prior to the date that is six (6) months after the Tranche B Loan Funding Date, the Borrower (x) repays, prepays, refinances or replaces any Tranche B Term Loan in connection with a Repricing Transaction or (y) effects any waiver, consent or amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to Agent, for the ratable account of each of the applicable Lenders (including, if applicable, any Affected Lender under Section 9.22(ii)), (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Tranche B Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Tranche B Term Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction (such fee, as applicable, the “Prepayment Premium”).

1.10      Payments by the Borrower.

(a)        All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than noon (Chicago time) on the date due. Any payment which is received by Agent later than noon (Chicago time) may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral, unless such Event of Default is a Financial Covenant Event of Default, in which case the foregoing waiver shall apply solely to Obligations in respect of Revolving Loans and the application of Collateral to Obligations in respect of Revolving Loans. Borrower hereby authorizes Agent and each Lender to make a

Revolving Loan (which shall be a Base Rate Loan) to pay (i) interest, principal, L/C Reimbursement Obligations, agent fees, Unused Commitment Fees, Letter of Credit Fees and Ticking Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower, other fees, costs or expenses payable by the Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b)         Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)         During the continuance of:

(i)         a Financial Covenant Event of Default, Agent may, and shall upon the direction of Required Revolving Lenders apply any and all payments received by Agent in respect of the Revolving Loans in accordance with clauses first through fourth below:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Revolving Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Revolving Lenders and L/C Issuers;

fourth, to payment of principal of the Revolving Loans;

(ii)        during the continuance of any other Event of Default (including a Financial Covenant Cross Default), Agent may, and shall upon the direction of Required Lenders apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers;

fourth, to payment of principal of the Obligations including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Secured Rate Contract and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

1.11    Payments by the Lenders to Agent; Settlement.

(a)      Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than noon (Chicago time) on such scheduled Borrowing date. Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)      At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in subsection 1.1(d) (vi) and subsection 1.11(e)(vi)) of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender) not later than 1:00 p.m. (Chicago time) on the next Business Day following each Settlement Date.

(c)      Availability of Lender’s Commitment Percentage. Agent may assume that each Lender will make its Commitment Percentage of each applicable Loan available to Agent on the applicable Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Commitment Percentage of the applicable Loan forthwith upon Agent’s demand, Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to Agent. Nothing in this subsection 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. Without limiting the provisions of subsection 1.11(b), to the extent that Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Lender.

(d)          Return of Payments.

(i)           If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)          If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e)         Non-Funding Lenders.

(i)        Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, to make any Tranche B Term Loan, to fund any purchase of any participation to be made or funded by it (including, without limitation, with respect to any Letter of Credit), or to make any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.

(ii)        Reallocation. If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such

Lender is the L/C Issuer that Issued such Letter of Credit) shall, at Agent’s election at any time or upon any L/C Issuer’s written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment Percentage had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans and outstanding Letter of Credit Obligations to exceed its Revolving Loan Commitment.

(iii)        Voting Rights.    Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender”, a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Revolving Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case, without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders and Required Revolving Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv)        Borrower Payments to a Non-Funding Lender.    Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Agent shall be entitled to hold as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s pro rata share, without giving effect to any reallocation pursuant to subsection 1.11(e)(ii), of all Letter of Credit Obligations until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to the Agent, L/C Issuers and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Tranche B Term Loans and Letter of Credit Obligations, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Letter of Credit Obligations reallocated to other Lenders pursuant to subsection 1.11(e)(ii).

(v)         Cure.    A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi)        Fees.    A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and Borrower shall not be required to pay, such Lender’s portion of the Unused Commitment Fee or the Ticking Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to subsection 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.

(f)        Procedures.    Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.

1.12       Increase in Commitments.

(a)        Borrower Request.    Borrower may by written notice (each, an “Incremental Facility Request”) to Agent elect to request no more than four times during the term of this Agreement, commitments for one or more additional tranches of term loans or an increase to the existing Tranche B Term Loan Commitments (each such commitment, an “Incremental Term Loan Commitment” and the term loans thereunder, an “Incremental Term Loan”) and/or increases in the Revolving Loan Commitments (each, an “Incremental Revolving Loan Commitment” and the loans thereunder, “Incremental Revolving Loans”; each Incremental Term Loan Commitment and each Incremental Revolving Loan Commitment are each sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”) by an amount not in excess of $100,000,000 in the aggregate and not less than $5,000,000 individually; provided, that the aggregate amount of Incremental Revolving Loan Commitments shall not exceed $25,000,000. Each such Incremental Facility Request shall specify (i) the amount of the Incremental Term Loan Commitment or Incremental Revolving Loan Commitment being requested and (ii) the date (each, an “Incremental Effective Date”) on which Borrower proposes that the increased or new Loans and Commitments (and any increase in the L/C Sublimit, if applicable) shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Agent; provided that any existing Lender or L/C Issuer approached to provide all or a portion of the increased or new Commitments (and increase in the L/C Sublimit, if applicable) may elect or decline, in its sole discretion, to provide such increased or new Commitment (and increase in the L/C Sublimit, if applicable).

(b)        Allocations.    Upon delivery of the applicable Incremental Facility Request, such Incremental Facility shall be offered to all Lenders pro rata according to the respective outstanding principal amounts of the Loans and Commitments held by each Lender. If the applicable Lenders do not accept the offered Incremental Facility in its entirety on a pro rata basis within five (5) Business Days of such offer, that portion of the Incremental Facility not accepted by the applicable Lenders shall be offered to the applicable Lenders on a non-pro rata basis. If the applicable Lenders do not accept the applicable Incremental Facility in its entirety on a non-pro rata basis within two (2) Business Days after such offer, that portion of the Incremental Facility not accepted by the applicable Lenders may be offered to Eligible Assignees.

(c)        Conditions.    The increased or new Loans and Commitments (and increase in the L/C Sublimit, if applicable) shall become effective, as of such Increase Effective Date; provided, that:

(i)          each of the conditions set forth in Section 2.2 shall be satisfied;

(ii)         no Default shall have occurred and be continuing or would result from the borrowings to be made on the Incremental Effective Date;

(iii)        after giving pro forma effect to the borrowings to be made on the Incremental Effective Date (and assuming, in the case of an Incremental Revolving Loan Commitment, that the entire amount of such Incremental Revolving Loan Commitment is funded), the use of proceeds thereof, any permanent repayment of Indebtedness occurring simultaneously with the incurrence of such Incremental Facility and any change in Pro Forma EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 4.1(a) or (b), (x) the Total Net Leverage Ratio shall not exceed 7.00:1.00 and (y) the First Lien Net Leverage Ratio shall not exceed 5.00:1.00;

(iv)        Borrower shall make any payments required pursuant to Section 10.4 in connection with any adjustment of Loans pursuant to subsection 1.12(e); and

(v)        Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Agent in connection with any such transaction.

(d)        Terms of New Loans and Commitments.    The terms and provisions of Loans made pursuant to the new Loans and Commitments (and any Letters of Credit made pursuant to an increase in the L/C Sublimit, if applicable) shall be as follows:

(i)         the final maturity date of any Incremental Term Loan that is a separate tranche shall be no earlier than the maturity date of the initial Tranche B Term Loans and the Weighted Average Life to Maturity of any such Incremental Term Loan shall not be shorter than the Weighted Average Life to Maturity of the initial Tranche B Term Loans;

(ii)        in the event the applicable Incremental Term Loan is funded prior to the second anniversary of the Tranche B Term Loan Funding Date, the All-In Yield applicable to any Incremental Term Loan shall not be more than 0.50% per annum higher than the corresponding All-In Yield (determined on the same basis) applicable to the then outstanding initial Tranche B Term Loans, unless the interest rate margin (and the interest rate floor, if applicable) with respect to the then outstanding initial Tranche B Term Loans is increased by an amount equal to the difference between the All-In Yield with respect to the Incremental Term Loan and the All-In Yield on the then outstanding initial Tranche B Term Loans minus 0.50% per annum;

(iii)      except with respect to amortization, pricing and final maturity as set forth in this subsection 1.12(d), any Incremental Term Loan shall be on terms consistent with the initial Tranche B Term Loans;

(iv)      the terms and provisions of Loans made pursuant to Incremental Revolving Loans shall be identical to the Revolving Loans; and

(v)       the terms and provisions of Letters of Credit issued pursuant to any increase in the L/C Sublimit (“Incremental Letters of Credit”) shall be identical to the Letters of Credit.

The increased or new Commitments (and increase in the L/C Sublimit, if applicable) shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, Agent and each Lender or L/C Issuer making such increased or new Commitment (and increase in the L/C Sublimit, if applicable), in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Agent, to effect the provisions of this Section 1.12. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to Loans made pursuant to new Commitments made pursuant to this Agreement.

(e)        Adjustment of Loans.    Each Lender that is acquiring an Incremental Revolving Loan Commitment on the Incremental Effective Date shall make an Incremental

Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Lenders immediately prior to such Incremental Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Lenders pro rata based on their Revolving Loan Commitments after giving effect to such Incremental Revolving Loan Commitments. If there is a new borrowing of Loans on such Incremental Effective Date, the Lenders after giving effect to such Incremental Effective Date shall make such Loans in accordance with Section 1.1(b) or (c), as applicable.

(f)        Required Amendments.    Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby, and any joinder agreement or amendment may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agents and the Borrower, to effectuate the provisions of this Section 1.12, and, for the avoidance of doubt, this Section 1.12 shall supersede any provisions in Section 9.1. The Credit Parties shall take any actions reasonably required by Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments, including, without limitation, compliance with subsection 4.13(c).

(g)        Equal and Ratable Benefit.    The Loans, Commitments and Letters of Credit established pursuant to this paragraph shall constitute Loans, Commitments and Letters of Credit under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of such new or increased Commitments (and increase in the L/C Sublimit, if applicable).

1.13     Refinancing Amendment.   At any time after the Closing Date, the Borrower may obtain, from any Lender or any Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans or Commitments then outstanding under this Agreement (which for purposes of this Section 1.13 will be deemed to include any then outstanding Refinancing Loans, Refinancing Loan Commitments, Incremental Term Loans, Incremental Term Loan Commitments, Extended Loans or Extended Commitments), in the form of Refinancing Loans or Refinancing Commitments in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder and (ii) will have such pricing, premiums and optional prepayment or redemption terms as may be agreed by the Borrower and the Lenders thereof. Any Refinancing Loans or Refinancing Commitments, as applicable, may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction or waiver on the date thereof of each of the conditions set forth in Section 2.2 and, to the extent reasonably requested by Agent, receipt by Agent of (a) board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 2.1 and (b) customary legal opinions reasonably acceptable to Agent. Each issuance of Credit Agreement Refinancing Indebtedness incurred under this Section 1.13 shall be in an aggregate principal amount that is not less than $100,000,000. Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Loans and/or Refinancing Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and the Borrower, to effect the provisions of this Section 1.13. This Section 1.13 shall supersede any provisions in Sections 1.8, 1.10, 9.1 or 9.11 to the contrary.

1.14       Loan Repurchases.

(a)        Subject to the terms and conditions set forth or referred to below and to Section 9.9, the Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to facilitate the purchase of its Term Loans by the Borrower (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by Agent or another Person elected by the Borrower (the Agent or such other Person in such capacity, the “Auction Manager”), so long as the following conditions are satisfied or waived:

(i)        each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 1.14 and the Auction Procedures;

(ii)       no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Purchase Offer;

(iii)      the principal amount (calculated on the face amount thereof) of Term Loans that the Borrower offers to purchase in any such Purchase Offer shall be no less than $10,000,000, unless another amount is agreed to by Agent (such agreement not to be unreasonably withheld or delayed) or such lesser amount to the extent the amount of outstanding Term Loans is less than $50,000,000;

(iv)      immediately after giving effect to any purchase of Term Loans by the Borrower pursuant to this Section 1.14, there shall be no Revolving Loans outstanding other than undrawn amounts of Letters of Credit;

(v)       the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold), and in no event shall the Borrower be entitled to any vote hereunder in connection with such Term Loans;

(vi)       no more than one Purchase Offer may be ongoing at any one time;

(vii)      any Purchase Offer shall be offered to all Lenders holding Term Loans on a pro rata basis; and

(viii)     no purchase of any Term Loans shall be made from the proceeds of any Incremental Term Loans.

(b)        The Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met (and have not been waived) at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer. The Borrower shall have no liability to any Lender for any termination of any Purchase Offer and no Default or Event of Default shall result as a consequence of any such termination. With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 1.14, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase, and (y) such purchases (and the payments made by the Borrower (and the cancellation of the purchased Loans in the case of any Loans purchased by the Borrower, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 1.7 or 1.8 hereof.

(c)        Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 1.14 (provided that, notwithstanding anything to the contrary contained herein, no Lender shall have any obligation to participate in any such Purchase Offer). For the avoidance of doubt, it is understood and agreed that the provisions of Section 1.10, Section 9.11 and Section 10.4 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 1.14. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.5 and Section 9.6 to the same extent as if each reference therein to “Agent” were a reference to the Auction Manager, and Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

(d)        This Section 1.14 shall supersede any provisions in Sections 2.12, 9.1 or 9.9 to the contrary.

ARTICLE II -

CONDITIONS PRECEDENT

2.1        Conditions of Initial Loans.      The effectiveness of this Agreement is subject to satisfaction of the following conditions in a manner satisfactory to Agent:

(a)        Loan Documents.    Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to Agent;

(b)        Availability.   No Revolving Loans shall be advanced and not more than $2,000,000 in Letters of Credit shall be issued on the Closing Date;

(c)        Due Diligence.   The Agent shall be satisfied, in its discretion, with the results of its due diligence with respect to the corporate and capital structure, general affairs, management, prospects, financial position, stockholders equity or results of operations of, Borrower and its Subsidiaries and the legal, regulatory (including, without limitation, with respect to FCC and Communications Law matters), environmental and other issues relevant to Borrower and its Subsidiaries.

(d)        Absence of Litigation.   There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that has or could reasonably be expected to have a Material Adverse Effect on Borrower, or purport to effect or pertain to this Agreement or the other Loan Documents.

(e)        Delivery of Financial Statements.    Agent and the Lenders shall have received and be satisfied with (a) audited financial statements of Borrower and its Subsidiaries for the fiscal year ended December 31, 2012 by McGladrey & Pullen, L.L.P., which statements shall contain an opinion that shall not be qualified as to scope of audit or going concern, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP consistent with prior years and (b) interim unaudited quarterly financial statements of Borrower and its Subsidiaries through the fiscal quarter ending March 31, 2013.

(f)        Cash Management.  The Agent shall be satisfied, in its discretion, with the cash management system established and maintained by Borrower and the other Credit Parties.

(g)        No Material Adverse Effect.   Since December 31, 2012, there have been no events, circumstances or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

(h)        Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, the time for any Person to seek any such action shall have expired, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i)        Outstanding Debts and Liens; No Defaults Under Other Agreements.  The Agent shall be satisfied, in its discretion, that (i) the Credit Parties’ and their respective Subsidiaries’ do not have any Indebtedness other than Indebtedness permitted by Section 5.5 and do not have any Liens other than Liens permitted by Section 5.1 and (ii) there shall not occur as a result of, and after giving effect to, the funding of the initial Loans and issuance of the initial Letters of Credit, a default (or any event which with the giving of notice or lapse of time or both will be a default) under any Credit Party’s or its Subsidiaries’ debt instruments and other material agreements.

(j)        Solvency Certificate.  Agent shall have received a certificate of the chief financial officer of Borrower, certifying that before and after giving effect to (a) such initial Borrowing and all Letters of Credit then outstanding, (b) the disbursement of the proceeds of such Borrowing to or as directed by the Borrower and (c) the payment and accrual of all transaction costs in connection with this Agreement and the foregoing, the Credit Parties taken as a whole are Solvent.

2.2      Conditions to All Borrowings.    Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)       any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and Agent or Required Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b)       any Default or Event of Default has occurred and is continuing or would reasonably be expected to result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Revolving Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default;

(c)       after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance; and

(d)       solely with respect to the Borrowing of the Tranche B Term Loans hereunder:

(i)        Agent shall have received the Tranche B Term Loan Funding Certificate;

(ii)        concurrently with the funding of the Tranche B Term Loans, the Tranche A Term Loans shall have been repaid in full and all of the Senior Notes shall have been redeemed;

(iii)       Agent shall have received satisfactory evidence, including, without limitation, financial statements (actual and pro forma), projections and other evidence provided by Borrower, or reasonably requested by Agent, and a certificate of the chief financial officer of Borrower, certifying that before and after giving effect to (a) such Borrowing and all Revolving Loans and Letters of Credit then outstanding, (b) the disbursement of the proceeds of such Borrowing to or as directed by the Borrower and (c) the payment and accrual of all transaction costs in connection with this Agreement and the foregoing, the Credit Parties taken as a whole are Solvent; and

(iv)      Agent shall have received (i) an executed copy of the Assignment Agreement and (ii) an executed copy of an amendment to, or amendment and restatement of, the Security Agreement in the form of Exhibit 11.1(h).

The request by the Borrower and acceptance by the Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

ARTICLE III -

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents will be, true, correct and complete:

3.1       Corporate Existence and Power.    Each Credit Party and each of their respective Subsidiaries:

(a)        is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)        has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(c)        is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)        is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2        Corporate Authorization; No Contravention.   The execution, delivery and performance by each of the Credit Parties of this Agreement and by each Credit Party and each of their respective Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(a)        contravene the terms of any of that Person’s Organization Documents;

(b)        conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject, other than those in favor of the Collateral Trustee for itself and the benefit of the Secured Parties (as defined in the Intercreditor Agreement); or

(c)        violate any material Requirement of Law (including, without limitation, the Communications Laws) in any material respect.

3.3        Governmental Authorization.        No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and (b) those obtained or made on or prior to the Closing Date.

3.4        Binding Effect.   This Agreement and each other Loan Document to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5        Litigation.   Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a)        purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)        would reasonably be expected to result in a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation in any material respect of any Requirement of Law.

3.6      No Default.   No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Collateral Trustee’s Liens on the Collateral or the consummation of the transactions contemplated by this Agreement and the other Loan Documents. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7      ERISA Compliance.   Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

3.8      Use of Proceeds; Margin Regulations.    The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock in any manner that violates Regulation T, U of X of the Federal Reserve Board.

3.9      Title to Properties.   As of the Closing Date, the Real Estate disclosed to the Agent on the Closing Date constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. None of the Property of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the Closing Date, there are no purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate other than as disclosed to Agent on the Closing Date. All material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10    Taxes.    All federal, state, local and foreign income, franchise and other material Tax returns, reports and statements relating to Taxes (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been timely filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, Borrower has received no notice that any Tax Return is under audit or examination by any Governmental Authority and no assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

3.11    Financial Condition.

(a)      Each of (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries dated December 31, 2012, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2013 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three fiscal months then ended:

(x)      were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y)      present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)      Since December 31, 2012 there has been no Material Adverse Effect.

(c)      The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(d)        All financial performance projections delivered to Agent, including the financial performance projections delivered on or prior to the Closing Date, represent the Borrower’s good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

3.12     Environmental Matters.   Except as set forth in Schedule 3.12 and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties and their Subsidiaries, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws.

3.13     Regulated Entities.   None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14     Solvency.   Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole are Solvent.

3.15    Labor Relations.    There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16    Intellectual Property.    Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17     Brokers’ Fees; Transaction Fees.   Except as disclosed on Schedule 3.17 and except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18     Insurance.     Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies of the size and character of the Credit Parties, engaged in similar businesses and owning similar Properties in localities where such Person operates. A true and complete listing of such insurance, including issuers, coverages and deductibles, as in effect on the Closing Date, has been provided to Agent.

3.19     Ventures, Subsidiaries and Affiliates; Outstanding Stock.   Except as set forth in Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party has any Subsidiaries or is engaged in any joint venture or partnership with any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock

Equivalents of the Subsidiaries of the Borrower, those in favor of the Collateral Trustee. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Stock of each Credit Party (other than the Borrower) and each Subsidiary of each Credit Party is owned by each of the Persons and in the amounts set forth in Schedule 3.19. Except as set forth in Schedule 3.19, as of the Closing Date, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 is a true and complete organizational chart of the Borrower and all of its Subsidiaries as of the Closing Date, which the Credit Parties shall update upon notice to Agent promptly following the completion of any Permitted Acquisition and promptly following the incorporation, organization or formation of any Subsidiary.

3.20    Jurisdiction of Organization; Chief Executive Office.  Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.

3.21    Deposit Accounts and Other Accounts.    All banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date have been disclosed to Agent on the Closing Date, including the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.22    Bonding.  Except as set forth in Schedule 3.22, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.23    Full Disclosure.   None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact (known to Borrower, in the case of any document prepared and furnished by a Person other than Borrower or its Subsidiaries) required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that Borrower’s representation and warranty as to any forecast, projection or other statement regarding future performance, future financial results or other future development is limited to the fact that such forecast, projection or statement was prepared in good faith on the basis of information and assumptions that Borrower believed to be reasonable as of the date such material was prepared (it being understood that the projections are subject to significant uncertainties and contingencies, many of which are beyond Borrower’s control, and that no assurance can be given that the projections will be realized).

3.24    Material Contracts.   As of the Closing Date, all Material Contracts are set forth on Schedule 3.24 and each such Material Contract is in full force and effect and the Borrower has no knowledge of any pending amendments or threatened termination of any of the Material Contracts.

3.25    Station Licenses.   As of the Closing Date, Schedule 3.25 lists all Station Licenses and the Credit Party or Subsidiary that is the licensee of each such Station License.

3.26    FCC Rules and Regulations.

(a)       To their best knowledge, and after giving effect to any Permitted Acquisition, the operation of the businesses of Borrower and its Subsidiaries has complied or will comply, as the case may be, in all material respects with the Communications Act of 1934, as amended, and the rules, orders, regulations and other applicable requirements of the FCC (including without limitation the FCC’s rules, regulations and policies relating to the operation of transmitting and studio equipment) (collectively, the “Communications Laws”).

(b)       The Station Licenses are all of the licenses, permits, permissions and other authorizations used or necessary to operate the radio and television stations operating in the United States as such stations are currently operated by Borrower and its Subsidiaries, and all Station Licenses have been validly issued in the name of Borrower or one of its Subsidiaries or, in the case of those Station Licenses being acquired in any Permitted Acquisition, an application will be made to the FCC for the granting of all necessary consents to the assignment of such station licenses to Borrower or one of its Subsidiaries. Except as disclosed to Agent on the Closing Date, the Station Licenses that have been issued are in full force and effect, are valid for the balance of the current license term (including any permitted extensions thereof), are unimpaired by any act or omissions of Borrower, its Subsidiaries or any of their employees, agents, officers, directors or stockholders, and are free and clear of any material restrictions that might limit the full operation of the radio and television stations operated by Borrower and its Subsidiaries, and have been so unimpaired for the full current license term. Except as disclosed to Agent on the Closing Date, to the best of Borrower’s knowledge, there are no applications, proceedings or complaints pending or threatened that may have a Material Adverse Effect on the business or operation of such radio and television stations (other than proceedings that apply to the radio and television broadcast industry generally). Borrower is not aware of any reason why those of the Station Licenses subject to expiration might not be renewed in the ordinary course or of any reason why any of the Station Licenses might be revoked. No renewal of any Station License would constitute a major federal action having a significant effect on the human environment under Sections 1.1305 or 1.1307(b) of the FCC’s rules. All information contained in any pending applications for modification, extension or renewal of the Station Licenses or other applications filed with the FCC by Borrower or any of its Subsidiaries is true, complete and accurate in all material respects.

(c)       Except as set forth in Schedule 3.26(c), Borrower and its Subsidiaries are in compliance with the FCC’s requirements for construction of digital television facilities for each of the full-service television stations owned and operated by Borrower and its Subsidiaries.

(d)      Borrower and its Subsidiaries have timely elected must-carry or retransmission consent for carriage of the full-service television stations operating in the United States which are owned and operated by Borrower and its Subsidiaries on cable and DBS systems (“MVPDs”) during the election cycle ending on December 31, 2014, and such television stations are carried by such MVPD in accordance with such elections except where the failure to do so would not have a Material Adverse Effect.

(e)      Effective as of the Closing Date, no MVPD, in connection with a full-service television station operating in the United States has (i) asserted, or maintains an assertion, to Borrower and its Subsidiaries any signal quality, copyright indemnity or other requirement of the Communications Laws that would prevent carriage of any full-service television station, (ii) declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC, or (iii) sought or obtained a modification to the geographic area in which any full-service television station is eligible for must-carry or retransmission consent rights under the Cable Act, except where any of the above arose from a retransmission consent agreement involving such full-service television station or would not have a Material Adverse Effect.

(f)       To the best knowledge of the Borrower and its Subsidiaries, each television station identified to Agent on the Closing Date as broadcasting under an authorization from the government of the United Mexican States (“Mexico”), is owned by an entity, organized under the laws of Mexico, in which the Borrower or its Subsidiaries holds a minority, limited voting interest (neutral interest) (“License Entity”). To the best knowledge of the Borrower and its Subsidiaries, the License Entity, to which the Borrower or its Subsidiaries, as the case may be, provides programming and related services, is owned and programmed by the Borrower or its Subsidiaries and the License Entity in material compliance with all applicable laws and regulations of the Mexican governmental authorities and any applicable treaties between Mexico and the United States. To the best knowledge of the Borrower and its Subsidiaries, the material authorizations (concessions) of the Mexican government required in connection with the stations’ broadcast operations are held by the majority owner of the stations’ authorizations (concessions) and such authorizations are in full force and effect.

3.27    Senior Indebtedness.    The Obligations constitute “Priority Bank Debt” of the Borrower under and as defined in the Senior Note Documents.

3.28    Foreign Assets Control Regulations and Anti-Money Laundering.    Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.29    Patriot Act.   The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE IV -

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

4.1      Financial Statements.    Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP. The Borrower shall deliver to Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:

(a)       as soon as available, but not later than ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2013), a copy of the audited consolidated balance sheets of the Borrower and each of its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of McGladrey & Pullen, L.L.P. or any other nationally-recognized independent public accounting firm reasonably acceptable to Agent which report shall (i) contain an opinion that shall not be qualified as to scope of audit or going concern, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status; and

(b)       as soon as available, but not later than forty-five (45) days after the end of the first three Fiscal Quarters of each year (commencing with the Fiscal Quarter ending June 30, 2013), a copy of the unaudited consolidated balance sheets of the Borrower and each of its

Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

4.2      Certificates; Other Information.    The Borrower shall furnish to Agent and each Lender by Electronic Transmission:

(a)       together with each delivery of financial statements pursuant to subsections 4.1(a) and 4.1(b), (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of the Borrower, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to subsection 4.2(d) and discussing the reasons for any significant variations, and (iii) either (x) a schedule of all intercompany loan balances of the Borrower and its Subsidiaries or (y) a certification that there have been no changes to such balances since the last such schedule delivered to Agent and each Lender or that no intercompany loan balance exists;

(b)       concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Borrower by a Responsible Officer of the Borrower;

(c)       promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d)       as soon as available and in any event no later than 75 days after the last day of each Fiscal Year of the Borrower, projections of the Credit Parties (and their Subsidiaries’) consolidated financial performance for the forthcoming three Fiscal Years (or, if shorter, for the period ending on the later of the Revolving Termination Date and the final scheduled installment payment date for the Term Loan) on a year by year basis, and for the forthcoming Fiscal Year on a quarter by quarter basis;

(e)       promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(f)      from time to time, if Agent reasonably determines that obtaining appraisals is necessary in order for Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if a Default or an Event of Default shall have occurred and be continuing, Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the personal property of any Credit Party or any Subsidiary of any Credit Party and the fair market value or such other value as determined by Agent (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Subsidiary of any Credit Party;

(g)      promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request;

(h)      as soon as practicable, and in any event within ten (10) days after the last of the issuance, filing or receipt of: (i) copies of any order or notice of the FCC, any Governmental Authority or a court of competent jurisdiction which designates any Station License, or any application therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of Borrower or any of its Subsidiaries to operate a full-service radio or full-service television Station or the authority of any full-service radio or full-service television stations to which the Borrower or any Subsidiary provides services under a Local Marketing or Time Brokerage Agreement, and (ii) any Notice of Violation or Notice of Apparent Liability for Forfeiture or Order to Show Cause related to a violation of the Communications Laws, issued by the FCC or other Governmental Authority or any material complaint filed with the FCC or other Governmental Authority, or a petition to deny any application filed by Borrower or a Subsidiary with the FCC, in each case with respect to Borrower or any of its Subsidiaries, and (iii) a copy of any notice or application by the Borrower or any of its Subsidiaries requesting authority to cease broadcasting for a period of more than thirty (30) days on any full-service radio or full-service television Station;

(i)       as soon as practicable, and in any event within 30 days of its due date for filing with the FCC, a duplicate copy of each FCC Form 323 (or any comparable form which may be substituted therefor by the FCC) filed with the FCC with respect to each Station owned by Borrower or any of its Subsidiaries;

(j)       to Agent, within five (5) Business Days after receipt thereof, copies of all amendments to Material Contracts; and

(k)      10 Business Days’ prior notice of the formation of any new Subsidiary or joint venture.

Documents required to be delivered pursuant to subsection 4.1(a) or (b) or subsection 4.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.entravision.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the

Agent have access (whether a commercial, third-party website or whether sponsored by the Agent, including without limitation any E-System and any website maintained by or for the Securities Exchange Commission); provided that: (i) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests in writing the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Borrower shall notify the Agent of the posting of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by subsection 4.2(b) to the Agent. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

4.3       Notices.    The Borrower shall notify promptly Agent and each Lender of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becomes aware thereof):

(a)        the occurrence or existence of any Default or Event of Default;

(b)        any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)        any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d)        the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) that would reasonably be expected to have a Material Adverse Effect, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Loan Document or any Senior Note Document;

(e)        (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;

(f)        (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g)        any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(h)        any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party (unless such change would be reported in materials filed with the SEC);

(i)        any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(j)        the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by the Borrower of Stock or Stock Equivalents not requiring a mandatory prepayment hereunder).

Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower, setting forth details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4       Preservation of Corporate Existence, Etc.    Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)        preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrower’s Subsidiaries, in connection with transactions permitted by Section 5.3;

(b)        preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)        use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;

(d)        preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e)        conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person that would reasonably be expected to result in a Material Adverse Effect, and shall comply in all material respects with the terms of its IP Licenses that are material and necessary to the conduct of the businesses of the Credit Parties.

4.5        Maintenance of Property.    Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6        Insurance.

(a)        Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and such Subsidiaries of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties, engaged in similar businesses and owning similar Properties in localities where such Person operates and consistent in all material respects with the coverage maintained on the Closing Date, (ii) cause all such insurance relating to any property or business of any Credit Party to name Agent as additional insured or loss payee, as appropriate, and (iii) deliver insurance certificates or other evidence of the renewal or obtainment of new insurance policies on at least an annual basis. All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss payable to Collateral Trustee (Form CP 1218 or equivalent). Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 45 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Collateral Trustee. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent or Collateral Trustee jointly, Agent or Collateral Trustee may endorse such Credit Party’s name thereon and do such other things as Agent or Collateral Trustee may deem advisable to reduce the same to cash. Notwithstanding the requirement in subsection (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b)        Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at the Credit Parties’ expense to protect Agent’s and Lenders’ interests, including interests in the Credit Parties’ and their Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

4.7       Payment of Obligations.    Such Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed:

(a)       all Tax liabilities, assessments and governmental charges or levies imposed upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently conducted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b)       all lawful claims which, if unpaid, would by law become a Lien not constituting a Permitted Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c)       all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein, in any other Loan Documents and/or in any instrument or agreement evidencing such Indebtedness to the extent the failure to do so would otherwise result in an Event of Default;

(d)       the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, including the Senior Note Documents, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e)        payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.

4.8        Compliance with Laws.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law (including, without limitation, the Communications Laws) of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9        Inspection of Property and Books and Records.  Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent reasonably determines to be appropriate; and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided that the Credit Parties shall only be obligated to reimburse Agent for the expenses of one such field examination, audit and inspection per calendar year unless an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.10      Use of Proceeds.  The Borrower shall use the proceeds of the Loans solely as follows: (a) in the case of the Tranche A Term Loans, together with cash on hand of the Borrower and its Subsidiaries, to refinance all of the outstanding indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement and to pay fees and expenses in connection with the transactions contemplated hereby, (b) in the case of the Tranche B Term Loans, (i) to repay in full the Tranche A Term Loans and (ii) to redeem all of the Senior Notes and (c) in the case of the Revolving Credit Facility, after the Closing Date, to (i) provide for working capital, capital expenditures and other general corporate purposes of the Borrower and (ii) from time to time fund a portion of certain acquisitions, in each case subject to the terms and conditions set forth herein, in each case not in contravention of any Requirement of Law and not in violation of this Agreement.

4.11      Cash Management Systems.  Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (i) any payroll account so long as such payroll account is a zero balance account and withholding Tax, benefits and fiduciary accounts and (ii) other deposit accounts with an aggregate credit balance of less than $2,000,000) as of or after the Closing Date.

4.12     Landlord Agreements. After the occurrence and during the continuation of an Event of Default, at the Agent’s request, each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

4.13     Further Assurances.

(a)        Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent, Collateral Trustee or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact (known to Borrower, in the case of any document prepared and furnished by a Person other than Borrower or its Subsidiaries) necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent, Collateral Trustee and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof; provided that Borrower’s representation and warranty as to any forecast, projection or other statement regarding future performance, future financial results or other future development is limited to the fact that such forecast, projection or statement was prepared in good faith on the basis of information and assumptions that Borrower believed to be reasonable as of the date such material was prepared (it being understood that the projections are subject to significant uncertainties and contingencies, many of which are beyond Borrower’s control, and that no assurance can be given that the projections will be realized).

(b)        Promptly upon request by Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Domestic Wholly-Owned Subsidiaries (other than any Excluded Domestic Subsidiary) to guaranty the Obligations in accordance with the Guaranty and to cause each such Subsidiary to grant to Collateral Trustee, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall, and shall cause each of its Domestic Wholly-Owned Subsidiaries (other than any Excluded Domestic Subsidiary) to, pledge all of the Stock and Stock Equivalents of each of its direct Domestic Subsidiaries and First Tier Foreign Subsidiaries (provided that with respect to any

Domestic Subsidiary or any First Tier Foreign Subsidiary, if a 956 Impact exists such pledge shall be limited to sixty-six percent (66%) of such entity’s outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such entity’s outstanding non-voting Stock and Stock Equivalents), in each instance, to Collateral Trustee, for the benefit of the Secured Parties, to secure the Obligations. In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Collateral Trustee, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party acquires any fee interest in Real Estate with a fair market value in excess of $5,000,000, simultaneously with such acquisition, such Person shall (1) notify Agent of such acquisition, which notice shall include a detailed description of such Real Estate and a representation from Borrower that, to its knowledge, such acquisition shall not result in a Default or Event of Default and (2) execute and/or deliver, or cause to be executed and/or delivered, to Agent, (v) an appraisal complying with FIRREA, (w) within forty-five (45) days (or such later date as the Agent in its sole discretion may agree) of receipt of notice from Agent that Real Estate is located in a Special Flood Hazard Area, Federal Flood Insurance as required by subsection 4.6(a), (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens, (y) then current A.L.T.A. surveys, certified to Agent and Collateral Trustee by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent. A “956 Impact” will be deemed to exist upon the pledge of over 66% of the voting Stock (or Stock Equivalents) of (x) any present or future Domestic Subsidiary that is not otherwise required to become a Guarantor, (y) any entity that is a CFC, (z) a Disregarded Entity or a Foreign Subsidiary treated as a partnership for U.S. federal income tax purposes, in each case, that owns (either directly or through one or more Disregarded Entities) no material assets other than direct or indirect Stock (or Stock Equivalents) in CFCs or CFC Debt. In addition to the obligations set forth in subsections 4.6(a) and 4.13(b)(w), within forty-five (45) days after written notice from Agent to the Credit Parties that any Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall satisfy the Federal Flood Insurance requirements of subsection 4.6(a).

4.14      Environmental Matters.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability. Without limiting the foregoing, upon the acquisition by any Credit Party of any fee interests in excess of $5,000,000, in Real Estate following the Closing Date or if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request; provided that Agent shall make no more than one such request per property per year. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

4.15      License Subsidiaries.  All FCC Licenses shall be held by one or more License Subsidiaries (and any License Subsidiary may own more than one FCC License). Borrower shall cause each License Subsidiary to (i) observe all customary corporate, company or partnership formalities regarding its legal existence, (ii) not commingle its properties with those of its Affiliates or any other Person (provided, that the use by any Credit Party of an FCC License owned by another Credit Party shall not constitute commingling for purposes of this clause), (iii) accurately maintain its own bank accounts and separate books and records in accordance with GAAP, (iv) pay its own liabilities from its own separate assets, (v) not make loans to or assume or guaranty the obligations of any Person (other than pursuant to the Guaranties and the applicable guaranties of the Senior Notes or other Priority Lien Debt) and (vi) otherwise be operated in such a manner that the separate legal existence of such License Subsidiary will not be disregarded in any insolvency or other legal proceeding.

4.16      Station Licenses.  Borrower and each of its License Subsidiaries shall at all times maintain the Station Licenses and all other licenses, permits, permissions and other authorizations used or necessary to operate the radio and television Stations as currently operated by Borrower and its License Subsidiaries as currently conducted or as the Borrower may in the future operate those assets consistent with its Permitted Businesses.

4.17      Digital Authorization.  Borrower and each of its License Subsidiaries shall take all actions required to maintain the digital authorizations of all of their television stations in full force and effect, including, but not limited to, filing and vigorously prosecuting timely requests for extensions of such digital authorizations.

4.18      Local Service.  If for any reason, upon commencement by a provider of direct broadcast satellite services (currently DIRECTV, Inc. and Dish Network L.L.C.) of “local-into-local” service within the Nielsen Designated Market Area where any of Borrower’s or its License Subsidiaries’ full-service television Stations are authorized to operate and such full-service television Station is not automatically entitled to carriage, pursuant to any retransmission consent agreement that Borrower and its License Subsidiaries is a party to with DIRECTV, Inc. or Dish Network, L.L.C., then the affected License Subsidiary shall timely elect must-carry treatment on such DBS service, unless prohibited by any Affiliation Agreement that the Borrower and the affected License Subsidiary is a party to.

4.19      Rate Contracts.  Borrower shall, within two years after the Closing Date, enter into and thereafter maintain Rate Contracts with counterparties reasonably satisfactory to Agent, to provide protection against fluctuation of interest rates for not less than a three (3) year term for a notional amount that equals at least 50% of the aggregate principal amount of the Tranche B Term Loans.

ARTICLE V -

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1        Limitation on Liens.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)        any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by subsection 5.5(c);

(b)        any Lien created under any Loan Document;

(c)        until the earlier of (i) the Tranche B Term Loan Funding Date and (ii) August 15, 2013, any Lien securing the Senior Notes or the guarantees thereof;

(d)        Liens securing Hedging Obligations of the Company or any Subsidiary (i) that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (ii) securing letters of credit that support such Hedging Obligations;

(e)        any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) and (d); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets;

(f)        Liens for Taxes (i) which are not yet due and payable or due but not delinquent, or (ii) the non-payment of which is permitted by Section 4.7;

(g)        carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(h)        Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(i)        Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes) not giving rise to an Event of Default, and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(j)        survey exceptions (including, without limitation, an exception on a policy of title insurance for all matters that would be revealed by an accurate survey), encumbrances, easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(k)       Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within one hundred eighty (180) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(l)        Liens on property of a Person existing at the time such property was acquired or Person is merged with, or acquired by, or into or consolidated with the Borrower or any other Credit Party; provided that such Liens were in existence prior to the contemplation of such asset acquisition or such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with, or acquired by, the Borrower or such other Credit Party;

(m)      Liens securing Capital Lease Obligations or mortgage financings permitted under subsection 5.5(d);

(n)       Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;

(o)       non-exclusive licenses and sublicenses granted by a Credit Party or any Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(p)       Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;

(q)         Liens (including the right of set-off, revocation, refund or chargeback) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(r)         Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary of the Borrower in the Ordinary Course of Business;

(s)         Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(t)         Liens in favor of the Borrower or any Guarantor so long as such Liens are subordinated to the Liens in favor of the Collateral Trustee on terms satisfactory to the Agent;

(u)        Liens securing Permitted Refinancings so long as such Liens comply with the definition thereof;

(v)        Liens securing Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt permitted by Section 5.5(i);

(w)       Liens securing (i) Permitted Pari Passu Indebtedness of the Borrower or any Guarantor that are pari passu with the Liens securing the Loans; provided that, after giving effect to the granting of such Liens, the First Lien Net Leverage Ratio would be no greater than 5.00:1.00; provided, further, that after giving effect to all secured Indebtedness of the Borrower and its Subsidiaries, the Total Net Leverage Ratio would be no greater than 7.00:1.00; and (ii) Indebtedness of the Borrower or any Guarantor that are subordinated or junior to the Liens securing the Loans; provided that, after giving effect to the granting of such Liens, the Total Net Leverage Ratio would be no greater than 7.00:1.00;

(x)        Liens securing obligations that do not exceed $10,000,000 at any one time outstanding;

(y)        Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(z)        any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a sale leaseback transaction);

(aa)       Liens of franchisors in the Ordinary Course of Business not securing Indebtedness;

(bb)       Liens on assets of Subsidiaries that are not Guarantors securing Indebtedness of such Subsidiaries permitted to be incurred under Section 5.5; and

(cc)        Liens granted in favor of a trustee in an indenture relating to Indebtedness permitted hereunder to the extent that such Liens secure only customary compensation and reimbursement obligations owing to such trustee.

5.2         Disposition of Assets.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

(a)         dispositions of inventory, equipment or other property, all in the Ordinary Course of Business;

(b)         dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, Cash Equivalents, replacement assets, any liabilities of the Borrower or any Subsidiary as shown on the Borrower’s or such Subsidiary’s most recent balance sheet (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Obligations and liabilities to the extent owed to the Borrower or any Affiliate of the Borrower) that are assumed by the transferee of any such assets or Stock and for which the Borrower and all of its Subsidiaries have been validly released by all creditors in writing, or any combination of the foregoing, and (iii) after giving effect to such disposition, the Credit Parties are in compliance with the covenant set forth in Article VI (whether or not such covenant is applicable at such time) on a pro forma basis recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;

(c)         dispositions of Cash Equivalents;

(d)         transactions permitted under subsection 5.1(o);

(e)         [Reserved];

(f)         any single transaction or series of related transactions that involves assets or Stock having a Fair Market Value of less than $10,000,000 for any single transaction or series of related transactions and less than $25,000,000 in the aggregate during the term of this Agreement;

(g)         a transfer of assets that is governed by Section 5.3;

(h)         a transfer of assets or Stock between or among the Borrower and any other Credit Party;

(i)          an issuance of Stock by a Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower; provided, that any Domestic Subsidiary that is owned directly by a Credit Party shall not issue any Stock to a Subsidiary that is not a Credit Party;

(j)        a transfer of accounts receivable in connection with the compromise, settlement or collection thereof in the Ordinary Course of Business or in bankruptcy or similar proceedings;

(k)       a transfer that constitutes a Restricted Payment that is permitted by Section 5.11 or an Investment permitted by Section 5.4;

(l)        the creation of a Lien not prohibited by this Agreement (but not the sale of property subject to a Lien); and

(m)      a grant of a license to use the Borrower’s or any Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit the licensor’s use of the patent, trade secret, know-how or other intellectual property.

5.3       Consolidations and Mergers.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except Permitted Acquisitions and (a) any Subsidiary of the Borrower may merge with, or dissolve or liquidate into, a Wholly-Owned Subsidiary of the Borrower; provided that (i) if such Subsidiary is a Domestic Subsidiary, such Wholly Owned Subsidiary shall be a Domestic Subsidiary, (ii) if either Subsidiary is a Guarantor, the continuing or surviving entity shall be a Guarantor, (iii) such Wholly-Owned Subsidiary shall be the continuing or surviving entity and (iv) all actions reasonably required by Agent, including actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Collateral Trustee, shall have been completed, and (b) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary; provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity.

5.4       Loans and Investments.  No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any other Person, or (ii) make any Acquisitions, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)        Investments in cash and Cash Equivalents;

(b)        Investments consisting of (i) capital contributions by Borrower in then existing Credit Parties or capital contributions by any Credit Party (other than Borrower) in any other then existing Credit Party (other than Borrower) and (ii) extensions of credit by any Credit Party to any other Credit Party; provided, if such extensions of credit are evidenced by notes, such notes shall be pledged to Collateral Trustee, for the benefit of the Secured Parties;

(c)        loans and advances to employees in the Ordinary Course of Business not to exceed $1,000,000 in the aggregate at any time outstanding;

(d)        Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2;

(e)        Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(f)        advances to customers or suppliers in the Ordinary Course of Business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower and endorsements for collection or deposit arising in the Ordinary Course of Business;

(g)        Investments (i) by Credit Parties in Subsidiaries that are not Credit Parties, subject to the proviso at the end of this Section and (ii) by Subsidiaries that are not Credit Parties in other Subsidiaries that are not Credit Parties;

(h)        commission, payroll, travel and similar advances to officers and employees of the Borrower or any Subsidiary that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(i)         Investments existing on the Closing Date and set forth on Schedule 5.4;

(j)         Asset Swaps, so long as (i) such Asset Swap is made on an arms-length basis and the Borrower or such Subsidiary, as the case may be, receives consideration at the time of the Asset Swap at least equal to the Fair Market Value of the assets or Stock issued or sold or otherwise disposed of and (ii) the Borrower or such Subsidiary complies with Section 4.13 with respect to any assets acquired;

(k)        Permitted Acquisitions;

(l)         Hedging Obligations that are designed solely to protect the Credit Parties and their Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(m)       (i) stock, obligations or securities received in satisfaction of judgments, foreclosure of Liens or settlement of Indebtedness and (ii) any Investments received in compromise of obligations of any trade creditor or customer that were incurred in the Ordinary Course of Business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person;

(n)        Investments in connection with time brokerage and other similar agreements with independently owned broadcast properties, not to exceed $10,000,000 at any time;

(o)        additional Investments (other than Permitted Acquisitions) not referred to in any other clause of this Section 5.4; provided that the aggregate amount of such Investments made on or after the Closing Date (net of any returns of capital with respect thereto) shall not exceed $20,000,000; and

(p)        loans to members of management of the Borrower or any Subsidiary, the proceeds of which are used for a concurrent purchase of Stock of the Borrower or a capital contribution to the Borrower, in an aggregate amount not in excess of $5,000,000;

provided, that, Investments (including Permitted Acquisitions) permitted under this Section 5.4 in Foreign Subsidiaries made after the date hereof shall not exceed $100,000,000 in the aggregate at any one time outstanding; provided further, that amounts funded to Foreign Subsidiaries in order to consummate a Permitted Acquisition shall not be double counted.

5.5        Limitation on Indebtedness.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)        the Obligations (including, for the avoidance of doubt, any Refinancing Loans);

(b)        Indebtedness consisting of Contingent Obligations (x) described in clause (i) of the definition thereof and permitted pursuant to Section 5.9 or (y) permitted pursuant to Section 5.9(h);

(c)        Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including Permitted Refinancings thereof;

(d)        Indebtedness not to exceed $40,000,000 in the aggregate at any time outstanding (i) consisting of Capital Lease Obligations or mortgage financings and (ii) secured by Liens permitted by subsections 5.1(k) and 5.1(m) and Permitted Refinancings thereof;

(e)        Indebtedness secured by Liens permitted by subsection 5.1(l) and Permitted Refinancings thereof;

(f)         intercompany Indebtedness permitted pursuant to subsection 5.4, provided, that, if the obligor thereof is the Borrower or another Credit Party, such Indebtedness shall be unsecured;

(g)        until the earlier of (i) the Tranche B Term Loan Funding Date and (ii) August 15, 2013, Indebtedness not to exceed $323,796,000 in the aggregate, plus any accrued and unpaid interest thereon, at any time outstanding evidenced by the Senior Notes issued pursuant to the Senior Note Agreement;

(h)        Indebtedness of Foreign Subsidiaries not exceeding in the aggregate at any time outstanding $25,000,000 (exclusive of Indebtedness owed to the Borrower or another Credit Party);

(i)         Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt, in each case, incurred by Borrower (and any guarantees thereof by the Guarantors) to the extent that 100% of the cash proceeds therefrom (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) are, substantially concurrently with the receipt thereof, applied solely to the prepayment of Term Loans and the permanent reduction of Revolving Loan Commitments being so refinanced in accordance with Section 1.8 on a dollar-for-dollar basis (including all accrued interest, fees and premiums (if any)); provided that (A) if any Term Loans remain outstanding after giving effect to the prepayment required under this clause, the aggregate principal amount of such outstanding Term Loans shall not be less than $100,000,000, (B) before and after giving effect to the incurrence of any Credit Agreement Refinancing Indebtedness in the form of Loans, each of the conditions set forth in Section 2.2 shall be satisfied, (C) Borrower shall deliver to Agent at least ten Business Days prior to the incurrence of such Credit Agreement Refinancing Indebtedness a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by Agent, demonstrating compliance with clauses (A) and (B) of this clause (provided that such certificate shall be conclusive evidence that such terms and conditions satisfy such requirements unless Agent provides notice to Borrower of its objection during such ten Business Day period) and (D) if such Credit Agreement Refinancing Indebtedness is incurred under this Agreement or pursuant to any amendment, supplement or other modification hereof, (i) it shall be incurred pursuant to procedures reasonably specified by Agent and reasonably acceptable to Borrower and (ii) Borrower shall deliver to Agent on or prior to the date of the incurrence of such Credit Agreement Refinancing Indebtedness any customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements reasonably requested by Agent;

(j)         Indebtedness owing to and held by the Borrower or any other Credit Party; provided, however, that:

(i)        if the Borrower or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of the Obligations; and

(ii)       any event that results in any such Indebtedness being held by a Person other than the Borrower or a Credit Party (except for any pledge of such Indebtedness constituting a Permitted Lien until the pledgee commences actions to foreclose on such Indebtedness) will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Credit Party, as the case may be, that was not permitted by this clause (j);

(k)        the guarantee of Indebtedness of the Borrower or a Subsidiary that was permitted to be incurred by another provision of this Section 5.5;

(l)        Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any other Credit Party pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Stock of a Credit Party (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Stock of a Credit Party for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Borrower or any other Credit Party in connection with such disposition;

(m)      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(n)       Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the Ordinary Course of Business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims; provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

(o)       additional Indebtedness (which may constitute Permitted Pari Passu Indebtedness) of any Credit Party, so long as no Event of Default has occurred or is continuing or would result therefrom and after giving pro forma effect to the incurrence of such Indebtedness (and assuming, in the case of any revolving commitments, that the entire amount of such revolving commitments are funded), the use of proceeds thereof, any permanent repayment of Indebtedness occurring simultaneously with the incurrence of such Indebtedness and any change in Pro Forma EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition concurrently with such incurrence of Indebtedness as of the date of the most recent financial statements delivered pursuant to Section 4.1(a) or (b), (x) the Total Net Leverage Ratio shall not exceed 7.00:1.00 and (y) in the event such additional Indebtedness is secured by a Lien in the Collateral, the First Lien Net Leverage Ratio shall not exceed 5.00:1.00.

5.6       Transactions with Affiliates.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except:

(a)       as otherwise expressly permitted by this Agreement;

(b)       transactions between or among the Credit Parties;

(c)       Restricted Payments that are permitted by Section 5.11;

(d)       any issuance or sale of Stock (other than Disqualified Stock) of the Borrower;

(e)       transactions pursuant to agreements or arrangements in effect on the date hereof as disclosed to Agent on the Closing Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, is no less favorable, taken as a whole, to the Credit Parties than the agreement or arrangement in existence on the date hereof;

(f)        payments by the Borrower (and any direct or indirect parent thereof) and its Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Subsidiaries would be required to pay in respect of foreign, federal, state and local Taxes for such fiscal year were the Borrower and its Subsidiaries (to the extent described above) to pay such Taxes separately from any such parent entity;

(g)       payment of reasonable and customary fees to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of the Borrower or any Subsidiary thereof;

(h)       any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Borrower or any Subsidiary with officers and employees of the Borrower or any Subsidiary thereof and the payment of compensation to officers and employees of the Borrower or any Subsidiary thereof (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment have been approved by a majority of the disinterested members of the Borrower’s board of directors;

(i)        additional affiliation agreements and/or joint sale agreements with Univision, any purchase or sale by Univision of the Borrower’s Stock and/or any other agreements or arrangements entered into with Univision in connection with the conduct of the Borrower’s businesses; provided, that for any such other agreement or arrangement that (i) is outside of the Borrower’s ordinary course of conduct, including conduct that is not inconsistent with the Borrower’s past practice (and subject to Section 5.12), and (ii) involves aggregate consideration in excess of $10,000,000, Borrower will deliver to Agent a resolution of the board of directors of the Borrower set forth in a certificate of an officer of the Borrower certifying that such transaction is fair and reasonable to the Borrower; and

(j)        upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

5.7      Intentionally Omitted.

5.8      Use of Proceeds.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9       Contingent Obligations.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)        endorsements for collection or deposit in the Ordinary Course of Business;

(b)        Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation with Agent’s prior written consent;

(c)        Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d)        Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent or Collateral Trustee title insurance policies;

(e)        Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under subsection 5.2(b);

(f)         Contingent Obligations arising under Letters of Credit;

(g)        Contingent Obligations arising under guarantees of obligations that are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(h)        Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeals bonds, performance bonds and other similar obligations; and

(i)         other Contingent Obligations not exceeding $2,500,000 in the aggregate at any time outstanding.

5.10     Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

5.11     Restricted Payments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or

Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent of such Person now or hereafter outstanding or (iii) make any non-scheduled payment or voluntary prepayment of principal of, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, the Senior Notes or any Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Subsidiary of Borrower may declare and pay dividends to its holders on a pro-rata basis, and except that:

(a)        the Borrower may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

(b)        the Borrower may redeem from officers, directors and employees Stock and Stock Equivalents provided all of the following conditions are satisfied:

(i)         no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and

(ii)        the aggregate Restricted Payments permitted under this subsection (b) in any calendar year shall not exceed $3,000,000 (provided, that unused amounts in any calendar year may be carried over to succeeding years, but in no event may aggregate Restricted Payments permitted under this subsection (b) in any calendar year exceed $5,000,000);

(c)        the Borrower may (i) make and consummate any offer to purchase required to be made in accordance with the Senior Note Agreement and (ii) make and consummate the purchase, redemption, voluntary prepayment or other retirement in full of all of the outstanding principal of the Senior Notes concurrently with the Borrowing of the Tranche B Term Loans;

(d)        the Borrower may make any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Borrower or a substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Stock (other than Disqualified Stock) of the Borrower;

(e)        the Borrower may redeem, repurchase, defease or make any other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Obligations in exchange for or with the net cash proceeds from a substantially concurrent incurrence (other than to a Subsidiary of the Borrower) of, a Permitted Refinancing;

(f)         the Borrower may make any repurchase of Stock deemed to occur upon the exercise of options or warrants to the extent that such Stock represents all or a portion of the exercise price thereof and applicable withholding Taxes, if any;

(g)        the Borrower may make any payment of cash in lieu of fractional Stock pursuant to the exchange or conversion of any exchangeable or convertible securities; provided, that such payment shall not be for the purpose of evading the limitations of this covenant (as determined by the board of directors of the Borrower in good faith);

(h)       the Borrower may make loans to members of management of the Borrower or any Subsidiary, the proceeds of which are used for a concurrent purchase of Stock of the Borrower or a capital contribution to the Borrower, in an aggregate amount not in excess of $5,000,000; and

(i)        the Borrower may make Restricted Payments, so long as, immediately after giving effect thereto, the aggregate amount of such Restricted Payments made in reliance on this clause (i) does not exceed an amount equal to $30,000,000 plus for each anniversary of the Closing Date that has occurred an additional $10,000,000.

5.12     Change in Business.  The Borrower will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Subsidiaries taken as a whole.

5.13     Change in Structure.  Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to amend any of its Organization Documents in any manner that is materially adverse to Agent or Lenders.

5.14     Changes in Accounting, Name and Jurisdiction of Organization.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as permitted by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least twenty (20) days’ prior written notice to Agent and completion of all actions required by Agent, including those to continue the perfection of its Liens.

5.15    Amendments to Senior Note Documents; Senior Notes and Subordinated Indebtedness.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any (i) Senior Note Documents except to the extent permitted by the Intercreditor Agreement or (ii) any Subordinated Indebtedness if the effect of such change or amendment is to: (A) increase the interest rate on such Indebtedness; (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner adverse to the Credit Parties any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (D) change in a manner adverse to the Credit Parties the prepayment provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (F) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Parties or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Credit Parties, Agent or Lenders.

5.16    No Negative Pledges.

(a)       No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit

Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents (it being understood that the priority of any preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common Stock shall not be deemed a restriction on the ability to make distributions on Stock) or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Credit Party. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Collateral Trustee, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to subsections 5.1(k) and 5.1(l) provided, that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.

(b)        No Credit Party shall issue any Stock or Stock Equivalents (i) if such issuance would result in an Event of Default under subsection 7.1(k) and (ii) other than Stock or Stock Equivalents issued by the Borrower, unless such Stock and Stock Equivalents are pledged to the Collateral Trustee, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock and Stock Equivalents of the Credit Parties owned by the Borrower are pledged to the Collateral Trustee as of the Closing Date.

(c)        The foregoing restrictions in clauses (a) and (b) shall not apply to restrictions or encumbrances:

(i)        existing under, by reason of or with respect to the Senior Note Agreement as in effect on the Closing Date, existing Indebtedness or any other agreements in effect on the Closing Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, are not less favorable, taken as a whole, to the Credit Parties than those contained in the Senior Note Agreement, existing Indebtedness or such other agreements, as the case may be, as in effect on the Closing Date;

(ii)       set forth in this Agreement or any other Loan Document;

(iii)      existing under or by reason of applicable law, rule, regulation or order;

(iv)      with respect to any Person or the property or assets of a Person acquired by any Credit Party or any Subsidiary thereof existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, are not less favorable, taken as a whole, to the applicable Person than those in effect on the date of the acquisition;

(v)        that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(vi)       existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of any Credit Party or any Subsidiary thereof not otherwise prohibited by this Agreement;

(vii)      arising or agreed to in the Ordinary Course of Business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of any Credit Party or any Subsidiary thereof in any manner material to any Credit Party or any Subsidiary thereof;

(viii)     existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Stock of, or property and assets of, a Subsidiary that restrict distributions or transfers by that Subsidiary pending such sale or other disposition;

(ix)      on cash or other deposits or net worth, which encumbrances or restrictions are imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the Ordinary Course of Business;

(x)       arising from customary provisions in joint venture agreements and other similar agreements entered into in the Ordinary Course of Business and which the board of directors of the Borrower determines in good faith will not adversely affect the Borrower’s ability to make payments of principal or interest on the Obligations; and

(xi)      under Indebtedness permitted to be incurred under this Agreement, which encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (A) which the board of directors of the Borrower determines in good faith will not adversely affect the Borrower’s ability to make payments of principal or interest on the Obligations or (B) which the board of directors of the Borrower determines in good faith is not materially more restrictive than this Agreement.

5.17      OFAC; Patriot Act.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 3.28 and Section 3.29.

5.18      Intentionally Omitted.

5.19      Hazardous Materials.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any

Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Subsidiary of any Credit Party), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.20      License Subsidiaries.    No License Subsidiary shall (i) engage in any business (other than (x) the holding of the FCC Licenses, (y) actions required to maintain such FCC Licenses in full force and effect, and (z) actions required to maintain its separate corporate, company, partnership or other legal existence or to perform its obligations under any of the Loan Documents to which it is a party), (ii) own any assets (other than FCC Licenses), (iii) create or permit to exist any Liens on any of its assets except Liens granted in favor of the Collateral Trustee for the benefit of the Secured Parties, or (iv) incur any obligations or incur any other Indebtedness or guaranteed Indebtedness (other than the Obligations). No Credit Party, other than a License Subsidiary, shall hold any FCC License material to the operation of the business of the Borrower and its Subsidiaries (other than any authorizations from the FCC related to delivering programming in a foreign country, which authorizations may be held by Borrower).

5.21      Communications Authorizations.    The Borrower and the License Subsidiaries shall operate their businesses in accordance with the Communications Laws and the terms and conditions of the Station Licenses. No Credit Party shall fail to file any report or application or pay any regulatory, or filing fee pertaining to the business of the Borrower and its Subsidiaries which is required to be filed with or paid to the FCC. No Credit Party shall take any action that would or could cause the FCC to institute any proceedings for the cancellation, revocation, non-renewal, short-term renewal or adverse modification of any of the Station Licenses or take or permit to be taken any other action within its control that would or could result in material non-compliance with the requirements of the Communications Laws.

ARTICLE VI -

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

6.1        Total Net Leverage Ratio.  The Credit Parties shall not permit the Total Net Leverage Ratio as of the last day of any Fiscal Quarter of the Credit Parties set forth in the table below to be greater than the ratio set forth opposite such Fiscal Quarter in the table below; provided, however, that this covenant shall not be applicable on any such date unless Revolving Loans in excess of 20% of the outstanding Revolving Loan Commitments on such date are outstanding on such date (excluding (1) undrawn Letters of Credit and (2) unfunded L/C Reimbursement Obligations due to the L/C Issuers in respect thereof and any Revolving Loans deemed to be made under Section 1.1(d)(vi)(2) up to an aggregate principal amount of $3,000,000), and if such covenant is not applicable, the provisions of the Compliance Certificate requiring the calculations contemplated by this Article VI need not be delivered. “Total Net Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

Fiscal Quarter	Total Net Leverage Ratio

June 30, 2013	7.00:1.00

September 30, 2013	7.00:1.00

December 31, 2013	7.00:1.00

March 31, 2014	7.00:1.00

June 30, 2014	7.00:1.00

September 30, 2014	6.50:1.00

December 31, 2014	6.50:1.00

March 31, 2015	6.50:1.00

June 30, 2015	6.50:1.00

September 30, 2015	6.50:1.00

December 31, 2015	6.50:1.00

March 31, 2016	6.50:1.00

June 30, 2016	6.50:1.00

September 30, 2016	6.50:1.00

December 31, 2016	6.50:1.00

March 31, 2017	6.25:1.00

June 30, 2017	6.25:1.00

September 30, 2017	6.25:1.00

December 31, 2017	6.25:1.00

March 31, 2018 and thereafter	6.00:1.00

ARTICLE VII -

EVENTS OF DEFAULT

7.1        Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)        Non-Payment.  Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b)        Representation or Warranty.  Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or

(c)        Specific Defaults.  Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of subsection 4.3(a) or 9.10(d), Sections 4.6, 4.9, 4.10, Article V or Article VI hereof (any such failure to observe the covenant contained in Section 6.1(a), a “Financial Covenant Event of Default”); provided that a Financial Covenant Event of Default shall not constitute an Event of Default with respect to any Term Loan unless and until (a) the Revolving Lenders would be entitled to terminate the Revolving Loan Commitments and declare all outstanding Obligations in respect of the Revolving Loan Commitments to be immediately due and payable as a result of the Borrower’s failure to comply with Section 6.1 and (b) the Revolving Lenders have actually terminated the Revolving Loan Commitments and declared all such Obligations to be immediately due and payable in accordance with this Agreement (a “Financial Covenant Cross Default”); or

(d)        Other Defaults.  Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days (or ten (10) days in the case of subsection 4.2(a), 4.2(b), 4.2(d) or Section 4.1) after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by Agent or Required Lenders; or

(e)        Cross-Default.   Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated

maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f)        Insolvency; Voluntary Proceedings.    The Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself, except with respect to any Subsidiaries that are not, individually or collectively, a Significant Subsidiary; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)        Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h)        Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $15,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i)        Non-Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)        Collateral.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent or Collateral Trustee to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(k)        Ownership.  The occurrence of any of the following:

(i)        the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders or Related Parties of Permitted Holders;

(ii)       the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(iii)      any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or Related Parties of Permitted Holders, (a) becomes the Beneficial Owner, directly or indirectly, of 30% or more of the voting power of the Voting Stock of the Borrower and (b) (i) at such time, the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Borrower than such other person or group and (ii) at such time, the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Borrower; or

(iv)      the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders and any Related Party of a Permitted Holder, (a) becomes, directly or indirectly, the Beneficial Owner of 30% or more of the voting power of the Voting Stock of the surviving or transferee Person and (b) (i) at such time, the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the surviving or transferee Person than such other person or group and (ii) at such time, the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the surviving or transferee Person.

(l)        Invalidity of Intercreditor Provisions. The Intercreditor Agreement or any agreement or instrument governing the Senior Notes or any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with its terms), or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations for any reason shall not have the priority contemplated by this Agreement or, so long as the Senior Notes are outstanding, the Intercreditor Agreement.

(m)        Material Media Licenses.  Any Material Media License shall be terminated, suspended, revoked or forfeited, or shall expire without the timely filing of an application for renewal thereof, or be materially adversely amended; any Governmental Authority shall conduct a hearing on the renewal of any Material Media License (with respect to basic qualification issues of the licensee thereof), and there shall have been designated against such licensee an issue as to whether such licensee possesses the minimum qualifications required to hold a broadcast license and the Required Lenders reasonably believe that the result thereof is likely to be the termination, suspension, revocation, forfeiture or material adverse amendment of such license; or any Governmental Authority shall commence an action or proceeding seeking the termination, suspension, revocation or material adverse amendment of any Material Media License, and the result thereof, in the reasonable opinion of the Required Lenders, is likely to be the termination, suspension, revocation, forfeiture or material adverse amendment of such license (for purposes of this subsection 7.1(m), “Material Media License” shall mean a Media License the loss of which could reasonably be expected to have a Material Adverse Effect).

(n)        The operations of any Station shall be interrupted or curtailed at any time for a period in excess of 96 hours (whether or not consecutive) during any period of seven consecutive days, and such interruption or curtailment could reasonably be expected to have a Material Adverse Effect.

(o)        Any Affiliation Agreement which relates to any broadcast facility of the Borrower or any Subsidiary, or any broadcast facility subject to a Program Services Agreement, is at any time terminated, revoked or not renewed upon expiration (and not replaced, within 30 days of such termination, revocation or expiration, with a new Affiliation Agreement), in either case relating to a broadcast facility accounting for more than 10% of the Borrower’s Pro Forma EBITDA as of the Fiscal Quarter ending immediately prior to such termination, revocation or non-renewal.

7.2        Remedies.

(a)        Upon the occurrence and during the continuance of any Event of Default (subject to subsection 7.2(b) in the case of a Financial Covenant Event of Default), Agent may, and shall at the request of the Required Lenders:

(i)        declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be suspended or terminated, whereupon such Commitments shall forthwith be suspended or terminated;

(ii)       declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(iii)      exercise (or direct the Collateral Trustee to exercise) on behalf of itself and the Lenders all rights and remedies available to it, the Collateral Trustee and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

(b)        (i) Upon the occurrence and during the continuance of a Financial Covenant Event of Default, the Required Revolving Lenders may either (1) terminate the Revolving Loan Commitments and/or (2) take the actions specified in subsection 7.2(a) in respect of the Revolving Loan Commitments, the Revolving Loans and Letters of Credit and (ii) upon the occurrence and during the continuance of Financial Covenant Cross Default, the Required Lenders may take any of the actions specified in subsection 7.2(a).

7.3        Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4        Cash Collateral for Letters of Credit.  If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of Required Revolving Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrower shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit. Pending such application, Agent may (but shall not be obligated to) invest the same in an interest bearing account in Agent’s name, for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select.

7.5        Government Approval.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, any foreclosure on, sale, transfer or other disposition of any Collateral or any other action taken or proposed to be taken hereunder that would affect the operational, voting, or other control of any Credit Party or affect the ownership of the Station Licenses shall be pursuant to the Communications Laws and, if and to the extent required thereby, subject to the prior consent of the FCC and any other applicable Governmental Authority. Notwithstanding anything to the contrary contained herein, Agent, Collateral Trustee and Lenders shall not take any action pursuant hereto that would constitute or result in any assignment of the Station Licenses or transfer of control of any Credit Party or License Subsidiary if such assignment or transfer of control would require, under then existing law (including the Communications Laws), the prior consent of the FCC, without first obtaining such consent of the FCC and notifying the FCC of the consummation of such assignment or transfer of control (to the extent required to do so). Each Credit Party agrees to take any lawful action which the Agent may request in order to obtain and enjoy the full rights and benefits granted to the Agent, Collateral Trustee and Lenders by this Agreement, including specifically, after the occurrence and during the continuance of an Event of Default, the use of such Credit Party’s best efforts to assist in obtaining any consent of the FCC and any other Governmental Authority that is then required under the Communications Laws or under any other law for any action or transaction contemplated by this Agreement, including, without limitation, the sale or transfer of Collateral. Such efforts shall include, without limitation, sharing with Agent any FCC registration numbers, account numbers and passwords for the FCC’s CDBS System and preparing, certifying and filing (or causing to be prepared, certified and filed) with the FCC any portion of any application or applications for consent to the assignment of the Station Licenses or transfer of control of any Credit Party or License Subsidiary required to be filed under the Communications Laws for approval of any sale or transfer of Collateral and/or the Station Licenses, as the case may be.

ARTICLE VIII -

AGENT

8.1        Appointment and Duties.

(a)        Appointment of Agent.  Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)        Duties as Collateral Trustee and Disbursing Agent.  Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such

Person), (iii) act as collateral agent or collateral trustee for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)         Limited Duties.  Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent”, “collateral agent” and “collateral trustee” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2        Binding Effect.  Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent, Collateral Trustee or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent or Collateral Trustee in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent, Collateral Trustee or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

    8.3    Use of Discretion.

(a)         No Action without Instructions.  Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)        Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c)        Exclusive Right to Enforce Rights and Remedies.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent (or by Collateral Trustee on behalf of Agent) in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.4        Delegation of Rights and Duties.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5        Reliance and Liability.

(a)         Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)        None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, the Borrower and each other Credit Party hereby waive and shall not assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:

(i)          shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)         shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)        makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv)        shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

8.6        Agent Individually.  Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, and engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders or Required Revolving Lenders, respectively.

8.7        Lender Credit Decision.

(a)         Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b)         If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8        Expenses; Indemnities; Withholding.

(a)         Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b)       Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including any Taxes attributable to such Lender’s failure to comply with the provisions of subsection 9.9(g) relating to the maintenance of a Participant Register and, to the extent not indemnified pursuant to subsection 8.8(c), Taxes, interest and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)        To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this subsection 8.8(c).

8.9       Resignation of Agent or L/C Issuer.

(a)        Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this

Section 8.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)      Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c)       Any L/C Issuer may resign at any time by delivering notice of such resignation to Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit Issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

8.10    Release of Collateral or Guarantors.   Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) (or to direct the Collateral Trustee to release, as applicable) the following:

(a)      any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.13; and

(b)      any Lien held by Collateral Trustee for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.13 after giving effect to such transaction have been granted, (ii) any Property subject to a Lien permitted hereunder in reliance upon subsection 5.1(k) or (m) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral, in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit) in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agent.

Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file (or to cause Collateral Trustee to execute and deliver or file, as applicable) such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11      Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 (and, solely with respect to L/C Issuers, subsection 1.1(c)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

8.12      No Duties for Co-Syndication Agents and Lead Arrangers.  The Co-Syndication Agents and Lead Arrangers (i) are not assuming any obligation under any Loan Document or any role as agent, fiduciary or trustee of or for any Credit Party or any other Person and (ii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document.

ARTICLE IX -

MISCELLANEOUS

9.1        Amendments and Waivers.

Subject to the provisions of subsections 9.1(e) and 9.1(f) hereof, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, do any of the following:

(i)         increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a));

(ii)        postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than scheduled installments under subsection 1.8(a)) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii)       reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv)       change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(v)        amend this Section 9.1 (other than subsection 9.1(c)) or, subject to the terms of this Agreement, the definition of Required Lenders or any provision providing for consent or other action by all Lenders;

(vi)       discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

(vii)      subordinate the Obligations to any other obligation of the Credit Parties;

(viii)     increase the maximum duration of Interest Periods permitted by the definition of “Interest Period” hereunder; or

(ix)       amend Sections 1.10 or 9.11 in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of payments in respect of the Obligations;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v) and (vi).

(b)        No amendment, waiver or consent shall, unless in writing and signed by Agent or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.

(c)        No amendment or waiver shall, unless signed by Required Revolving Lenders (or by Agent with the consent of Required Revolving Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 2.2; or (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 2.2. No amendment shall: (x) amend or waive this subsection 9.1(c) or the definitions of the terms used in this subsection 9.1(c) insofar as the definitions affect the substance of this subsection 9.1(c); (y) change the definition of the term Required Revolving Lenders; or (z) change the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder, in each case without the consent of all Revolving Lenders.

(d)        Notwithstanding anything to the contrary contained in this Section 9.1, (i) the Borrower may amend Schedules 3.19 and 3.21 upon notice to Agent, (ii) Agent may amend Schedules 1.1(a) and 1.1(b) to reflect Incremental Facilities and Sales entered into pursuant to Section 9.9, (iii) Agent, the Borrower and the other Credit Parties may amend this Agreement, the Security Agreement and any other Loan Documents to consummate the Collateral Assignment, and (iv) Agent and the Borrower may amend or modify this Agreement and any other Loan Document (1) to cure any ambiguity, omission, defect or inconsistency therein, (2) to grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties, (3) to add one or more Incremental Facilities to this Agreement pursuant to Section 1.12 and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Revolving Lenders and Required Lenders and (4) pursuant to a Refinancing Amendment in accordance with Section 1.13.

(e)       Notwithstanding anything to the contrary in this Section 9.1, unless and until a Financial Covenant Cross Default has occurred, only the consent of the Required Revolving Lenders shall be necessary to, and upon the occurrence of a Financial Covenant Cross Default, only the consent of the Required Lenders shall be necessary to (i) waive any Financial Covenant Event of Default or amend or modify the terms of, or waive or consent to any Default or Event of Default with respect to, subsection 7.2(b) (including the related definitions as used in such Section, but not as used in other Sections of this Agreement) and no such amendment, modification, waiver or consent shall be permitted (x) without the consent of the Required Revolving Lenders (unless and until a Financial Covenant Cross Default has occurred) and (y) without the consent of the Required Lenders (upon the occurrence of a Financial Covenant Cross Default) and/or (ii) amend this sentence. Notwithstanding that upon the occurrence of a Financial Covenant Cross Default, the consent of the Required Lenders shall be necessary to waive or consent to any Default or Event of Default resulting from a Financial Covenant Event of Default as set forth in the immediately preceding sentence, only the consent of the Required Revolving Lenders shall be necessary to (A) amend or modify the terms and provisions of Section 6.1 (whether or not a Financial Covenant Cross Default has occurred) and/or (B) amend this sentence.

(f)        Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Term Loans (other than Tranche A Term Loans, which may not be extended) with a like maturity date or all Revolving Lenders having Revolving Loan Commitments with a like commitment termination date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or amounts of Revolving Loan Commitments) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date and/or commitment termination of each such Lender’s Term Loans and/or Revolving Loan Commitments of such class, and, subject to the terms hereof, otherwise modify the terms of such Term Loans and/or Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans and/or Revolving Loan Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”; and each group of Term Loans or Revolving Loan Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Loan Commitments (in each case not so extended), being a separate “tranche”), so long as the following terms are satisfied:

(i)        no Default or Event of Default shall have occurred and be continuing at the time the Extension Offer is delivered to the Lenders;

(ii)        the Revolving Loan Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Loan Commitment (an “Extended Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment”) and the related outstandings shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with terms to be agreed between the Borrower and such Extended Revolving Lenders; provided that (1) the borrowing and payments (except for (A) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings), (B) repayments required upon the commitment termination date of the non-extending tranche of Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, (2) subject to subsection 9.1(b), all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Loan Commitments (including Extended Revolving Loan Commitments) in accordance with their percentage of the Revolving Loan Commitments, (3) assignments and participations of Extended Revolving Loan Commitments and related Revolving Loans shall be governed by the same assignment and participation provisions applicable to the other Revolving Loan Commitments and Revolving Loans and (4) at no time shall there be Revolving Loan Commitments hereunder (including Extended Revolving Loan Commitments and any existing Revolving Loan Commitments) which have more than four (4) different maturity dates;

(iii)       except as to amortization during the remaining term of the original Term Loans (which shall be no more favorable to the Extended Term Lenders than the amortization applicable to the original Term Loans), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans owed to it (an “Extended Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have terms as set forth in the relevant Extension Offer and mutually agreed between the Borrower and such Extended Term Lenders;

(iv)       the final maturity date of any Extended Term Loans shall be no earlier than the latest maturity date of the Term Loans extended thereby;

(v)        the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi)       any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) with non-extending tranches of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and

(vii)      if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) or Revolving Loan Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Loan Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Lenders have accepted such Extension Offer.

With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 1.7 or 1.8 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Loan Commitments (as applicable) of any or all applicable tranches be tendered (a “Minimum Extension Condition”). Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Loan Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.

No consent of any Lender or Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Loan Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Loan Commitments, the consent of the L/C Issuer, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Loan Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents and secured by the Collateral on a pari passu basis with all other applicable Obligations. The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower (on behalf of all Credit Parties) as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the applicable commitment termination date shall be re-allocated from Lenders holding non-extended Revolving Loan Commitments to Lenders holding Extended Revolving Loan Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Loan Commitments, be deemed to be participation interests in respect of such Revolving Loan Commitments and the terms of such participation interests shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions, the applicable Credit Parties shall (at their expense) amend (and Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date referenced therein is extended to the then latest maturity date (or such later date as may be advised by local counsel to Agent). Agent shall promptly notify each Lender of the effectiveness of each such amendment.

In connection with any Extension, the Borrower shall provide Agent at least five (5) Business Days (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this subsection 9.1(f).

This subsection 9.1(f) shall supercede any provisions of this Section 9.1 or Section 9.11 to the contrary.

9.2        Notices.

(a)        Addresses.  All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and the Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower, and (z) if receipt of such transmission is acknowledged by Agent.

(b)        Effectiveness.  (i)  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(ii)        The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c)        Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3        Electronic Transmissions.

(a)        Authorization.  Subject to the provisions of subsection 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)        Signatures.  Subject to the provisions of subsection 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)        Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d)        LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Agent, Collateral Trustee or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent, Collateral Trustee or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5        Costs and Expenses.  Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, to the extent permitted hereunder, (b) Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent, its Related Persons, and L/C Issuer for all reasonable costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document or Obligation, including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above. Notwithstanding anything to the contrary herein, this Section 9.5 shall not apply with respect to Taxes.

9.6       Indemnity.

(a)        Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Senior Note Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the Target of any Permitted Acquisition, any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)        Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or Collateral Trustee or following Agent, Collateral Trustee or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

(c)        Notwithstanding anything to the contrary herein, this Section 9.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, or damages arising from any non-Tax claim.

9.7        Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

9.9        Assignments and Participations; Binding Effect.

(a)        Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of the Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)        Right to Assign.  Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, with respect to Sales of Revolving Loan Commitments, each L/C Issuer that is a Lender and, as long as no Event of Default is continuing, the Borrower (which acceptances of L/C Issuer and the Borrower shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed Sale is delivered to the Borrower) (each, an “Eligible Assignee”); provided, however, that (w) such Sales do not have to be ratable between the Revolving Loans and Term Loans or between each Term Loan but must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans or a Term Loan, (x) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent Borrower’s consent is otherwise required) and Agent; provided, that concurrent assignments by two or more Affiliated Approved Funds or Affiliated Lenders shall be aggregated for purposes of determining such minimum amount, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in subsection 1.11(e)(v). Agent’s refusal to accept a Sale to a Credit Party (except for a Sale to the Borrower in accordance with Section 1.14), an Affiliate of a Credit Party, a holder of Senior Notes or Subordinated Indebtedness or an Affiliate of such a holder, or to a Person that would be a Non-Funding or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. Notwithstanding anything to the contrary contained herein, GE Capital shall have the absolute right, without obligation to obtain any consent of the Credit Parties or any Lender, to sell or assign to third parties such portion of GE Capital’s Commitments and Loans to the Borrower as GE Capital deems necessary to enable GE Capital and its Affiliates to comply with applicable law.

(c)        Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of subsection 9.9(b), upon Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)        Effectiveness.  Subject to the recording of an Assignment by Agent in the Register pursuant to subsection 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto). For the avoidance of doubt, the assignor shall continue to be entitled to the benefits of Sections 9.6, 10.1, 10.3, 10.4 and 10.6 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(e)        Grant of Security Interests.  In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)        Participants and SPVs.  In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrower, sell participations to one or more Persons (a “Participant”) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or Participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such Participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such

Participant or SPV delivers the documentation required under subsection 10.1(f) to such Lender and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or Participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or Participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such Participant or SPV would otherwise be entitled and, in the case of a Participant, except for those described in clause (vi) of subsection 9.1(a). No party hereto shall institute (and the Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

(g)        Participant Register.  Each Lender that sells a participation in accordance with subsection 9.9(f) shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). Each such Lender shall not be required to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as otherwise required by applicable Tax law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

9.10     Non-Public Information; Confidentiality.

(a)        Non-Public Information. Each of Agent, each Lender and each L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b)        Confidential Information.  Each of Agent, each Lender and each L/C Issuer agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c)        Tombstones.  Each Credit Party consents to the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using Borrower’s or any other Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any such press release, advertising or other promotional material to Borrower for review and comment prior to the publication thereof.

(d)        Press Release and Related Matters.  No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which GE Capital or any of its Affiliates is party without the prior written consent of GE Capital or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital.

(e)        Distribution of Materials to Lenders and L/C Issuers.  The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f)        Material Non-Public Information.  The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11     Set-off; Sharing of Payments.

(a)        Right of Setoff. Each of Agent, Collateral Trustee, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, Collateral Trustee, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required

Lenders. Each of Agent, Collateral Trustee, each Lender and each L/C Issuer agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, Collateral Trustee, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b)        Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 1.13 or 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 1.11(e).

9.12     Counterparts; Facsimile Signature.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13     Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14     Captions.    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15     Independence of Provisions.  The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16     Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17     No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuers party hereto, Agent, Collateral Trustee and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18     Governing Law and Jurisdiction.

(a)        Governing Law.    The law of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b)        Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent or Collateral Trustee to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent or Collateral Trustee determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)        Service of Process.  Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.19     Waiver of Jury Trial.    THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20     Entire Agreement; Release; Survival.

(a)        THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b)        Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee or any Credit Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of Borrower and each other Credit Party signatory hereto and each Indemnitee signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party or each such other Indemnitee, as applicable, to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)        (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses), and 9.6 (Indemnity), and Articles VIII (Agent) and X (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 7.1 of the Security Agreement, in each case, shall (x) survive the termination of the

Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21     Patriot Act.    Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22     Replacement of Lender.      Within forty-five days after: (i) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify Agent and such Affected Lender (or such non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business’ Days prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23     Joint and Several.    The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to the Guaranty, to which the obligations of Borrower and the other Credit Parties are subject.

9.24     Creditor-Debtor Relationship.   The relationship between Agent, Collateral Trustee, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25     Affirmation of Existing Collateral Documents; Collateral Assignment.

(a)        Upon the effectiveness of this Agreement pursuant to Section 2.1 hereof, from and after the Closing Date, the Liens granted by each Credit Party pursuant to the Collateral Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the Closing Date. Each Credit Party hereby ratifies and reaffirms each of the liens and security interests granted by it under each of the Collateral Documents, which liens are valid and subsisting, and confirms and agrees that such liens and security interests are in all respects continuing and in full force and effect and shall continue to secure all of the Secured Obligations (as defined in the Security Agreement), including without limitation, all Obligations hereunder.

(b)        Each of the Lenders hereby (i) acknowledges and agrees that on the Tranche B Term Loan Funding Date, Agent may amend, amend and restate or otherwise modify this Agreement, the Security Agreement and any other Loan Document to consummate the Collateral Assignment in Agent’s reasonable discretion and (ii) directs Agent, in its capacity as the “Revolver Agent” under the Intercreditor Agreement, to deliver an Act of Instructing Debtholders (as defined in the Intercreditor Agreement) in form and substance satisfactory to Agent terminating the Intercreditor Agreement immediately upon the payment in full of the Senior Notes.

ARTICLE X -

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1     Taxes.

(a)        Except as otherwise provided in this Section 10.1 and except as required by any Requirement of Law, each payment by any Credit Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes.

(b)        If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) if such Taxes are Indemnified Taxes, such amount shall be increased as necessary to ensure that, after all required deductions for such Indemnified Taxes are made (including deductions for Indemnified Taxes, applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make deductions for Taxes, and (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)        In addition, each of the Credit Parties agrees to pay, and authorizes Agent to pay in its name, any stamp, court or documentary, intangible, recording, filing, similar Taxes imposed by any applicable Requirement of Law or Governmental Authority, in each case arising from the execution, delivery or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document or any transaction contemplated therein except any such Taxes that are Other Connection Taxes imposed with respect to such an assignment (other than an assignment made pursuant to Section 9.22) (collectively, “Other Taxes”). Within 30 days after the date of any payment of Taxes to a Governmental Authority pursuant to this Section 10.1, including Other Taxes, by any Credit Party, such Credit Party shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d)        The Credit Parties shall reimburse and indemnify, within 30 days after receipt of demand therefor (with a copy to Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) payable or paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(e)        Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall (at the request of the Borrower) use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, subject such Lender to any unreimbursed cost or expense and be otherwise disadvantageous to such Lender.

(f)        (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Agent, at the time or times reasonably requested by the Borrower or Agent, such properly completed and executed documentation reasonably requested by the Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Agent, shall deliver such other documentation prescribed by any Requirement of Law or reasonably requested by the Borrower or Agent as will enable the Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B) any Non-U.S. Lender Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender Party becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender Party claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 10.1(f)-1 to the effect that such Non-U.S. Lender Party is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Non-U.S. Lender Party is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 10.1(f)-2 or Exhibit 10.1(f)-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender Party is a partnership and one or more direct or indirect partners of such Non-U.S. Lender Party are claiming the portfolio interest exemption, such Non-U.S. Lender Party may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 10.1(f)-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender Party becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), executed originals of any other form prescribed by any Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by any Requirement of Law to permit the Borrower or Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by any Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Agent in writing of its legal inability to do so.

(g)        Treatment of Certain Refunds.   If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person

(h)        Survival.   Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)        Defined Terms.    For purposes of this Section 10.1, the term “Lender” includes any L/C Issuer and the term “Requirement of Law” includes FATCA.

10.2     Illegality.    If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a)        Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b)        If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c)        Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3     Increased Costs and Reduction of Return.

(a)        If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of issuing or maintaining any Letter of Credit, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(a) for any increased costs (i) that are incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof or (ii) that constitute Indemnified Taxes or Excluded Taxes; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)        If any Lender or L/C Issuer shall have determined that:

(i)        the introduction of any Capital Adequacy Regulation;

(ii)       any change in any Capital Adequacy Regulation;

(iii)      any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)      compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)        Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under subsection (a) above and/or a change in Capital Adequacy Regulation under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

10.4     Funding Losses.    The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)        the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b)        the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)        the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

(d)        the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e)        the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of expected profit; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5     Inability to Determine Rates.  If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6     Reserves on LIBOR Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7     Certificates of Lenders.        Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

ARTICLE XI -

DEFINITIONS

11.1     Defined Terms.     The following terms are defined in the Sections or subsections referenced opposite such terms:

“Administrative Agent Fee Letter”	1.9(a)
“Affected Lender”	9.22
“Aggregate Excess Funding Amount”	1.11(e)(iv)
“Auction Manager”	1.14(a)
“Auction Notice”	Exhibit 11.1(g)
“Borrower”	Preamble
“Borrower Materials”	9.10(d)
“CFC Debt”	“Foreign Subsidiary Holding Company”
“Communications Laws”	3.26(a)
“Consolidated Adjusted EBITDA”	Exhibit 4.2(b)
“EBITDA”	Exhibit 4.2(b)
“Event of Default”	7.1
“Excess Cash Flow”	Exhibit 4.2(b)
“Extended Revolving Lender”	9.1(f)
“Extended Revolving Loan Commitment”	9.1(f)
“Extended Term Lender”	9.1(f)
“Extended Term Loans”	9.1(f)
“Extension”	9.1(f)

“Extension Offer”	9.1(f)
“Fee Letter”	1.9(a)
“Financial Covenant Cross Default”	7.1(c)
“Financial Covenant Event of Default”	7.1(c)
“Foreign Disposition”	1.8(i)
“Foreign Event of Loss”	1.8(i)
“Foreign Subsidiary Excess Cash Flow”	1.8(i)
“Incremental Effective Date”	1.12(a)
“Incremental Facility” or “Incremental Facilities”	1.12(a)
“Incremental Facility Request”	1.12(a)
“Incremental Joinder”	1.12(d)
“Incremental Letters of Credit”	1.12(d)
“Incremental Revolving Loan Commitment”	1.12(a)
“Incremental Revolving Loans”	1.12(a)
“Incremental Term Loan”	1.12(a)
“Incremental Term Loan Commitment”	1.12(a)
“Indemnified Matters”	9.6
“Indemnitee”	9.6
“Investments”	5.4
“L/C Reimbursement Agreement”	1.1(c)
“L/C Reimbursement Date”	1.1(c)
“L/C Request”	1.1(c)
“L/C Sublimit”	1.1(c)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“License Entity”	3.26(f)
“Material Media License”	7.1(m)
“Maximum Lawful Rate”	1.3(d)
“Maximum Revolving Loan Balance”	1.1(b)
“Mexico”	3.26(f)
“Minimum Extension Condition”	9.1(f)
“MNPI”	9.10(a)
“MVPD”	3.26(d)
“Notice of Conversion/Continuation”	1.6(a)
“Other Taxes”	10.1(b)
“Participant”	9.9(f)
“Participant Register”	9.9(g)
“Permitted Liens”	5.1
“Prepayment Premium”	1.9(e)
“Pro Forma EBITDA”	Exhibit 4.2(b)
“Purchase Offer”	1.14(a)
“Refinanced Debt”	“Credit Agreement Refinancing Indebtedness”
“Register”	1.4(b)
“Restricted Payments”	5.11
“Replacement Lender”	9.22

“Revolving Loan Commitment”	1.1(c)
“Revolving Loan”	1.1(c)
“Sale”	9.9(a)
“Settlement Date”	1.11(b)
“Target EBITDA”	Exhibit 4.2(b)
“Taxes”	10.1(a)
“Ticking Fee”	1.9(d)
“Tranche A Term Loan Commitment” “Tranche B Term Loan Commitment”	1.1(a) 1.1(b)
“Unused Commitment Fee”	1.9(b)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Borrower and its Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of the Borrower or any of its Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by the Borrower or such Subsidiary, as stated on the respective invoice of the Borrower or such Subsidiary, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of the Borrower or any of its Subsidiaries who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of such Person. Notwithstanding the foregoing, no Secured Party shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Affiliated Pari Passu Lender” shall mean any person that is (i) an affiliate of the Borrower, including the Borrower or any other Credit Party, and (ii) a lender in respect of any Permitted Pari Passu Indebtedness and/or any Permitted First Priority Refinancing Debt.

“Affiliation Agreements” means each Master Affiliation Agreement and any additional or replacement affiliation or similar agreement between the Borrower or any Subsidiary and Univision or TeleFutura (provided, in the event (i) such additional or replacement agreement is not in substantially the form of the Master Affiliation Agreements existing on the Closing Date, and (ii) the changes in such agreement from the Master Affiliation Agreements existing on the Closing Date would be materially adverse to the Borrower, the applicable Subsidiary or the Lenders, such agreement shall be in form reasonably satisfactory to the Agent), or between the Borrower or any Subsidiary and another network or programmer, or between the licensee of any broadcast station subject to a Program Services Agreement and Univision or TeleFutura (provided, in the event (i) such additional or replacement agreement is not in substantially the form of the Master Affiliation Agreements existing on the Closing Date, and (ii) the changes in such agreement from the Master Affiliation Agreements existing on the Closing Date would be materially adverse to the Borrower, the applicable Subsidiary or the Lenders, such agreement shall be in form reasonably satisfactory to the Agent) or another network or programmer, and all side letters or other agreements relating thereto, as such agreements may be further amended from time to time in accordance with the terms hereof.

“Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder and/or in its capacity as collateral agent for the Secured Parties under the Loan Documents, and any successor administrative agent and/or collateral agent, as applicable.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $30,000,000, as such amount may be reduced from time to time pursuant to this Agreement or increased as a result of any Incremental Revolving Loan Commitment.

“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $19,950,000 in respect of the Tranche A Term Loan Commitments and $375,000,000 in respect of the Tranche B Term Loan Commitments, as such amount may be reduced from time to time pursuant to this Agreement or increased as a result of any Incremental Term Loan Commitments.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees or LIBOR or base rate “floors”, respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin), or otherwise; provided, that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided further, that “All-In Yield” shall not include arrangement fees, structuring fees, amendment fees or underwriting or similar fees paid to any of the Lead Arrangers (and not shared with the Lenders generally).

“Applicable Margin” means:

(a) with respect to the Term Loans (i) if a Base Rate Loan, one and one-half percent (1.50%) per annum and (ii) if a LIBOR Rate Loan, two and one-half percent (2.50%) per annum; and

(b) with respect to the Revolving Loans:

(i)        for the period commencing on the Closing Date through the last day of the calendar month during which financial statements for the Fiscal Quarter ending June 30, 2013 are delivered: (A) if a Base Rate Loan, one and one-half percent (1.50%) per annum and (B) if a LIBOR Rate Loan, two and one-half percent (2.50%) per annum; and

(ii)       thereafter, the Applicable Margin for the Revolving Loans shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time determined as set forth below based upon the applicable First Lien Net Leverage Ratio then in effect pursuant to the appropriate column under the table below:

First Lien Net Leverage Ratio	LIBOR Margin	Base Rate Margin

> 4.50 to 1.00	2.50%	1.50%

< 4.50 to 1.00	2.25%	1.25%

The Applicable Margin for the Revolving Loans shall be adjusted from time to time upon delivery to Agent of the financial statements required to be delivered pursuant to Section 4.1 hereof accompanied by a written calculation of the First Lien Net Leverage Ratio certified on behalf of the Borrower by a Responsible Officer of the Borrower as of the end of the Fiscal Quarter or Fiscal Year for which such financial statements are delivered. If such calculation indicates that the Applicable Margin for the Revolving Loans shall increase or decrease, then on the first day of the calendar month following the date of delivery of such financial statements and written calculation, the Applicable Margin for the Revolving Loans shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements for any such Fiscal Quarter or Fiscal Year by the date required pursuant to Section 4.1, then, at Agent’s election, effective as of the first day of the calendar month following the end of the month during which such financial statements were to have been delivered, and continuing through the first day of the calendar month following the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Margin for the Revolving Loans shall be conclusively presumed to equal the highest Applicable Margin for the Revolving Loans specified in the pricing table set forth above.

In the event that any financial statement or Compliance Certificate delivered pursuant to Sections 4.1 or 4.2 is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for the Revolving Loans for any period than the Applicable Margin applied to the Revolving Loans for that period, then (i) the Borrower shall promptly deliver to Agent a corrected financial statement and a corrected Compliance Certificate for that period, (ii) the Applicable Margin for the Revolving Loans shall be determined based on the corrected Compliance Certificate for that period, and (iii) the Borrower shall immediately pay to Agent (for the account of the Lenders that hold the Revolving Loan Commitments and Revolving Loans at the time such payment is received, regardless of whether those Lenders held the Revolving Loan Commitments and Revolving Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for the Revolving Loans for that period. This paragraph shall not limit the rights of Agent or the Lenders with respect to subsection 1.3(c) and Article VII hereof, and shall survive the termination of this Agreement until the payment in full of the aggregate outstanding principal balance of the Revolving Loans then outstanding and the termination of the Revolving Loan Commitments.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Asset Swap” means any transfer of assets of the Borrower or any of its Subsidiaries to any Person other than to the Borrower or any of its wholly-owned Subsidiaries in exchange for assets of such Person.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Agent.

“Assignment Agreement” means the Assignment Agreement between General Electric Capital Corporation, as collateral trustee, and Agent in the form of Exhibit 11.1(i) hereto.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Auction Procedures” means the auction procedures with respect to Purchase Offers set forth in Exhibit 11.1(g) hereto.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of three months determined two

(2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of three months.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The term “Beneficially Own” will have correlative meaning.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article I.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Cable Act” means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. §§ 151 et seq., and all other provisions of the Cable Communications Policy Act of 1984, Pub. L. No. 98-549, and the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, and the Telecommunications Act of 1996, Pub. L. No. 104-104, as such statutes may be amended from time to time, and the rules and regulations promulgated thereunder by the FCC.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease. The foregoing notwithstanding, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Closing Date, shall not be treated as a Capital Lease solely as a result of the adoption after the Closing Date of a change in GAAP.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days; and provided, further, that in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in subsections (a) through (e) of this definition and are used in the ordinary course of business by similar companies for cash management purposes in the relevant jurisdiction shall be considered Cash Equivalents hereunder.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Closing Date” means May 31, 2013.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Subsidiaries and any other Person who has granted a Lien to Collateral Trustee, in or upon which a Lien is granted or purported to be granted now or hereafter exists in favor of any Lender or Agent or Collateral Trustee for the benefit of Agent, Collateral Trustee, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent; provided, that notwithstanding anything herein or in any other Loan Document to the contrary, Property owned directly or indirectly by a CFC and, following the redemption in full of the Senior Notes, secured CFC Debt, shall not constitute Collateral.

“Collateral Assignment” means (i) the assignment of the Liens in favor of GE Capital, as collateral trustee, under the Security Agreement to Agent, as collateral agent for the Secured Parties, (ii) the amendment, amendment and restatement or other modification of this Agreement, the Security Agreement and the other Loan Documents to (x) reflect the assignment contemplated by clause (i) and (y) modify the application of proceeds of the Collateral such that Obligations to Secured Swap Providers will be pari passu with the Obligations in respect of the Loans, (iii) the execution, delivery and/or filing of UCC financing statement amendments, intellectual property security agreement amendments, control agreement amendments and such other documents and instruments necessary or advisable to consummate the assignment of the security interest under the Collateral Documents to Agent.

“Collateral Documents” means, collectively, the Guaranty, the Security Agreement, the Mortgages, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and the Collateral Trustee, any Lender or Agent for the benefit of Agent, Collateral Trustee, the Lenders and other Secured Parties now or hereafter delivered to the Collateral Trustee, the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent or Collateral Trustee for the benefit of Agent, Collateral Trustee, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Collateral Trustee” means (a) from and after the Closing Date until the consummation of the Collateral Assignment, GE Capital or such other person as is designated as the successor collateral trustee in accordance with the Intercreditor Agreement and (b) from and after the consummation of the Collateral Assignment, the Agent.

“Commitment” means, for each Lender, its Revolving Loan Commitment, its Term Loan Commitment (including, for the avoidance of doubt, its Tranche B Term Loan Commitment), its Refinancing Revolving Loan Commitment and its Refinancing Term Loan Commitment.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment or Term Loan Commitment, divided by the Aggregate Revolving Loan Commitment or Aggregate Term Loan Commitment, as applicable; provided that after a tranche of Term Loans have been funded, Commitment Percentages shall be determined with respect to such tranche of Term Loans by reference to the outstanding principal balance thereof as of any date of determination rather than Commitments therefor; provided, further, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, the Collateral Trustee and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to the Collateral Trustee and in any event providing to the Collateral Trustee “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Co-Syndication Agents” means Citigroup, Macquarie and Royal Bank, in their capacities as syndication agents for the Lenders hereunder, and any successor syndication agents.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment; provided that, in each case, such Indebtedness is issued, incurred or otherwise funded (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, the existing Term Loans or the existing Revolving Loan Commitments, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided further that (i) except in the case of Indebtedness incurred in connection with a Refinancing Amendment, the terms and conditions of such Indebtedness

(excluding pricing and optional prepayment or redemption terms) are ordinary and customary with respect to the type of Indebtedness being incurred and which the Borrower determines in good faith shall not adversely affect the Borrower’s ability to make payments of principal or interest on the Loans, (ii) such Indebtedness has an equal or later maturity than the Refinanced Debt (provided that if such Indebtedness is subordinated to the Refinanced Debt or is secured by a junior Lien on the Collateral then its maturity shall be no earlier than the 91st day following the maturity of the Refinanced Debt) and a weighted average life to maturity equal to or greater than the Refinanced Debt, (iii) except to the extent otherwise permitted hereunder (subject to a dollar for dollar usage of any other applicable basket, if applicable), such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (iv) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or funded and (v) the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused revolving commitments being replaced.

“Credit Parties” means the Borrower and each other Person (i) which executes a guaranty of the Obligations, and (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted by Section 5.2 (other than subsections 5.2(b) and 5.2(f)), and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock or Stock Equivalent issued by any Subsidiary of the Borrower and held by such transferor Person, in each case, other than sales or other dispositions permitted by Section 5.2 (other than subsections 5.2(b) and 5.2(f)).

“Disregarded Entity” means a Subsidiary that is disregarded as an entity from its owners under Treasury Regulations Section 301.7701-3.

“Disqualified Stock” means any Stock that, by its terms, by the terms of any security into which it is convertible, or for which it is exchangeable, or by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is one year after the date of maturity of the Loans, or is redeemable at the option of the holder thereof, or is convertible into or exchangeable for debt securities in any such case on or prior to such date. Notwithstanding the preceding sentence, any Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the “asset disposition” provisions applicable to such Stock are no more favorable to the holders of such Stock than the provisions contained in Section 5.2 of this Agreement. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Loans mature.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Domestic Wholly-Owned Subsidiary” means an Wholly-Owned Subsidiary that is a Domestic Subsidiary.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorneys’ Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Domestic Subsidiary” means (a) any Domestic Subsidiary that is owned directly or indirectly by a Foreign Subsidiary that is a CFC and (b) following the redemption in full of the Senior Notes, any Domestic Subsidiary that is a Foreign Subsidiary Holding Company.

“Excluded Tax” means, with respect to any Secured Party, (a) Taxes measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document); (b) in the case of a Lender, U.S. federal withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Secured Party” under this Agreement in the capacity under which such Lender makes a claim under Section 10.1 (other than pursuant to an assignment requested by the Borrower under Section 9.22) or designates a new Lending Office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a “Secured Party” or to such Lender immediately before it changed its Lending Office; (c) U.S. federal backup withholding Taxes, (d) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to subsection 10.1(f), and (e) U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of December 20, 2012 among Borrower, the other persons party thereto as credit parties, the lenders party thereto, GE Capital, as agent for itself and the lenders, and GE Capital Markets, Inc., as sole lead arranger and bookrunner, as the same may be amended, restated, supplemented or otherwise modified on or prior to the Closing Date.

“Existing Letters of Credit” means the existing letters of credit disclosed to Agent on the Closing Date.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCC” means the Federal Communications Commission or any Governmental Authority which succeeds to the duties and functions presently performed by the Federal Communications Commission.

“FCC Licenses” means any community antenna relay service, broadcast auxiliary license, earth station license or registration, business radio, microwave or special safety radio service license issued by the FCC pursuant to the Communications Laws.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Debt” means, as at any date of determination, Funded Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, that is secured by Liens on any Property of the Borrower or its Subsidiaries which is not junior in priority to the Lien on such Property securing any other Funded Indebtedness of the Borrower or its Subsidiaries (and shall in any event include the Funded Indebtedness outstanding under this Agreement).

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (i) total First Lien Debt of Borrower and its Subsidiaries as of such date, after giving effect to all incurrences and repayments of Funded Indebtedness on or prior to such date, net of up to $20,000,000 of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries held in accounts subject to the control of the Collateral Trustee as at such day, to (ii) Pro Forma EBITDA for the most recent four consecutive Fiscal Quarters for which financial statements were required to have been delivered pursuant to Section 4.1(a) and (b).

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party or a Domestic Subsidiary of a Credit Party.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to Agent, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed $50,000 and (c) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the Real Estate as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any direct or indirect Domestic Subsidiary that owns (either directly or through one or more Disregarded Entities), no material assets other than (a) equity interests in one or more CFCs and/or (b) intercompany loans, indebtedness or receivables owed by any CFC (“CFC Debt”).

“Funded Indebtedness” means, as of any date of measurement, all Indebtedness of the Borrower and its Subsidiaries as of the date of measurement (other than Indebtedness of the type described in clauses (c) (except to the extent and in such amounts as have been drawn but remain unreimbursed in respect of letters of credit and surety bonds), (e), (g), (h) and (j) (other than with respect to clause (j), guarantees of Indebtedness of others of the type not described in clauses (e), (g) and (h) of the definition of Indebtedness) of the definition of Indebtedness).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 11.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in subsection 3.11(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranty” means the Guaranty, dated as of the Closing Date, among the guarantors party thereto and Agent, providing for the guaranty by the Credit Parties (other than the Borrower) of the Obligations.

“Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (a) any Rate Contract, including any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement or any foreign exchange contract, currency swap agreement or other similar agreement or arrangement; or (b) any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earnouts when such earnouts have not been paid after becoming due and payable (other than (i) trade payables and other accrued liabilities entered into in the Ordinary Course of Business and (ii) deferred compensation); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to such letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the later of the Revolving Termination Date and the Term Loan Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends (excluding therefrom (i) any obligations to acquire for value any Stock or Stock Equivalents upon the occurrence of a Disposition or change of control, so long as such obligation matures only after the repayment of the Loans and (ii) any obligation in respect of Stock or Stock Equivalents issued to any director, officer or employee to the extent such obligation arises in connection with any requirement of law or results from such Person’s termination, death or disability); (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means that certain Collateral Trust and Intercreditor Agreement dated as of July 27, 2010 by and among GE Capital, as Collateral Trustee, Agent, the Credit Parties and the Senior Note Trustee, as the same may be amended, restated and/or modified from time to time subject to the terms thereof.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months or more) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months or more), the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans the first day following the end of each calendar month.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, three or six, or, if available to all Lenders, nine or twelve months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a)        if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)        any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)        no Interest Period for a Term Loan or any portion thereof shall extend beyond the Term Loan Maturity Date and no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d)        no Interest Period applicable to a Term Loan or any portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans or by LIBOR Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Borrower and its Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“Lead Arrangers” means GE Capital Markets, Inc., Citigroup, Macquarie and Royal Bank, in their capacities as joint lead arrangers hereunder.

“L/C Issuer” means any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Lender” means, collectively, each financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender”, (b) from time to time becomes a party hereto by execution of an Assignment or (c) from time to time becomes a party hereto as a “Lender” by execution of a Refinancing Amendment, in each case together with its permitted successors and assigns.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.

“Letter of Credit” means documentary or standby letters of credit Issued for the account of the Borrower by L/C Issuers (including each Existing Letter of Credit), and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in subsection 1.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) on the day which is two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for an amount equal or comparable to the amount of the Loans to be borrowed, converted or continued as LIBOR Rate Loans on such date of determination. In no event shall LIBOR with respect to the Tranche B Term Loans be less than 1.00% per annum.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“License Subsidiary” means any special purpose Subsidiary of Borrower that (i) observes all corporate formalities, maintains separate books and records, does not commingle assets with any affiliate, holds no assets other than the FCC Licenses, and has no financial obligations other than to the Agent and Lenders as a Guarantor, (ii) is organized pursuant to organizational documents reasonably satisfactory to the Agent, (iii) is a Guarantor upon or prior to the time of acquiring any FCC License and (iv) has granted a Lien in its assets to the Agent pursuant to the Collateral Documents, subject to such limitations as are applicable under Communications Laws.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease. Any Lien affecting a Station License shall be limited to the extent permitted by the Communications Laws.

“Loan” means an extension of credit by a Lender to the Borrower pursuant to Article I (including by a Refinancing Lender pursuant to any Refinancing Amendment), and may be a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Master Agreement for Standby Letters of Credit, the Master Agreement for Documentary Letters of Credit, the Intercreditor Agreement, any Refinancing Amendments and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Master Affiliation Agreements” means collectively, (i) that certain Master Network Affiliation Agreement dated August 14, 2002 between the Borrower and Univision Network Limited Partnership and (ii) that certain Master Network Affiliation Agreement dated March 17, 2004 between the Borrower and TeleFutura, as each such agreement may be amended from time to time in accordance with the terms hereof.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, performance, Properties, condition (financial or otherwise) or prospects of the Borrower or the Credit Parties and their Subsidiaries taken as a whole; (b) a material adverse change in, or a material adverse effect on, the ability of any Credit Party, any

Subsidiary of any Credit Party or any other Person (other than Agent or Lenders) to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to Agent or Collateral Trustee for the benefit of the Secured Parties under any of the Collateral Documents.

“Material Contract” means each Affiliation Agreement and any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $7,500,000 in the aggregate.

“Media Licenses” means any franchise, license, permit, certificate, ordinance, approval or other authorization, or any renewal or extension thereof, from any federal, state or local government or governmental agency, department or body that is necessary for the broadcast or other operations of the Borrower or any Subsidiary (including, without limitation, the FCC Licenses).

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of equity or incurrence of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of Borrower.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to Borrower or any Affiliate of Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (iv) in the case of any Disposition by a Subsidiary, payments to holders of Stock in such Subsidiary in such capacity (other than such Stock held by the Borrower or any Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Stock in such Subsidiary held by the Borrower or any Subsidiary and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to Borrower, Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for clause (d), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Non-U.S. Lender Party” means a Lender that is not a U.S. Person.

“Note” means any Revolving Note or Term Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, Collateral Trustee, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement in form and substance reasonably acceptable to Agent, which agreement provides (a) that (i) in any bankruptcy proceeding, to the extent that the holders of any Permitted First Priority Refinancing Debt and/or any Permitted Pari Passu Indebtedness are deemed to be members of the same voting class with the Loans, the Affiliated Pari Passu Lenders, taken as a whole, shall not be permitted to vote more than thirty-three and twenty-nine one hundredths percent (33.29%) of the aggregate outstanding principal amount of such Permitted First Priority Refinancing Debt, any Permitted Pari Passu Indebtedness and the Loans, taken as a whole, (ii) the aggregate outstanding principal amount of the Permitted First Priority Refinancing Debt and any Permitted Pari Passu Indebtedness held by such Affiliated Pari Passu Lenders in excess of thirty-three and twenty-nine one-hundredths percent (33.29%) of the aggregate outstanding principal amount of such Permitted First Priority Refinancing Debt, any Permitted Pari Passu Indebtedness and the Loans, taken as a whole, shall be allocated and voted in accordance with the votes of all other lenders of such Permitted First Priority Refinancing Debt and any Permitted Pari Passu Indebtedness that are not Affiliated Pari Passu Lenders so long as such Affiliated Pari Passu Lenders are treated in connection with the exercise of the applicable right or the taking of the applicable action on the same or better terms as such other lenders and (iii) in making any determination in connection with the taking of any action under any applicable Pari Passu Intercreditor Agreement, the votes of any Affiliated Pari Passu Lenders, taken as a whole, shall only be permitted to account for up to (but not including) the percentage of votes required to prevent the taking of such action (it being understood that the limitations above shall only restrict the voting rights of the Affiliated Pari Passu Lenders in respect of the applicable Indebtedness and not their ownership of any such Indebtedness) and (b) that the provisions described in the foregoing clause (a) cannot be amended without the consent of the majority of the lenders (other than Affiliated Pari Passu Lenders) holding Loans, Permitted Pari Passu Indebtedness and Permitted First Priority Refinancing Debt.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by (i) a Credit Party or any Subsidiary thereof of all or substantially all of the assets of a Target, or a business or division of a Person or (ii) a Credit Party or any Subsidiary thereof of 100% of the Stock and Stock Equivalents of a Target, in each case, to the extent that each of the following conditions shall have been satisfied:

(a)        to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 2.2 shall have been satisfied;

(b)        the Borrower shall have notified Agent and Lenders of such proposed Acquisition and furnished to Agent and Lenders at least fifteen (15) days prior to the consummation thereof (unless otherwise approved by Agent) (1) a description of the proposed Acquisition and assets (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Agent, such other information and documents that Agent may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements of the Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition, (3) if Indebtedness is incurred in connection with such Acquisition, a certificate of a Responsible Officer of the Borrower demonstrating on a pro forma basis for the most recently completed four fiscal quarter period that (i) the Total Net Leverage Ratio does not exceed 7.00:1.00 and (ii) the First Lien Net Leverage Ratio is less than 5.00:1.00, in each case after giving effect to the consummation of such Acquisition and the incurrence of such Indebtedness (including after giving effect to reasonable and identified cost savings projected by the Borrower in accordance with the definition of “Pro Forma EBITDA”) and (4) copies of such other agreements, instruments and other documents as Agent reasonably shall request;

(c)        the Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13;

(d)        such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(e)        no Default or Event of Default shall then exist or would exist after giving effect thereto;

(f)         after giving effect to such Acquisition, and, on average, on a pro forma basis, for the ninety (90) day periods immediately preceding and immediately succeeding the closing of the Acquisition, Availability shall be not less than $7,500,000;

(g)        the Target is in a Permitted Business;

(h)        the Target has Consolidated Adjusted EBITDA, subject to pro forma adjustments acceptable to Agent, for the most recent twelve months prior to the acquisition date for which financial statements are available, greater than zero; provided that the Credit Parties and their Subsidiaries may make Acquisitions otherwise permitted hereunder of Targets having Consolidated Adjusted EBITDA, subject to pro forma adjustments reasonably acceptable to Agent, for the most recent twelve months prior to the acquisition date for which financial statements are available, less than or equal to zero, with a purchase price of no more than $25,000,000 for any such Acquisition individually and the aggregate purchase price of all such Acquisitions during the term of this Agreement may not exceed $50,000,000;

(i)        the Target (excluding any immaterial Subsidiaries thereof) is organized in the United States; provided that the Credit Parties may make Acquisitions otherwise permitted hereunder of Targets organized outside of the United States so long as the aggregate consideration paid in respect thereof, when taken together with any other Investments made in Foreign Subsidiaries after the date hereof, does not exceed $100,000,000 in the aggregate at any one time outstanding during the term of this Agreement.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Subsidiaries on the Closing Date and other businesses reasonably related or ancillary thereto, including, without limitation, businesses related to media and broadcast content as well as digital, interactive, online and/or downloadable programming and other content deliverable over various media platforms such as the Internet, computers, portable electronic devices, mobile communications devices and similar technologies.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by Borrower (and any guarantees thereof by the Guarantors) in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of any Credit Party other than the Collateral, (ii) such Indebtedness satisfies the requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness”, (iii) such Indebtedness is not at any time guaranteed by any Credit Party other than the Guarantors and (iv) the holders of such Indebtedness (or their representative) and Agent shall be party to a Pari Passu Intercreditor Agreement.

“Permitted Holders” means Walter Ulloa, Philip Wilkinson and Paul Zevnik.

“Permitted Pari Passu Indebtedness” means any secured Indebtedness of Borrower (and any guarantees thereof by the Guarantors) that (a) is secured by the Collateral on a pari passu basis with the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of any Credit Party other than the Collateral and (b) the holders of such Indebtedness (or their representative) and Agent shall be party to a Pari Passu Intercreditor Agreement.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension, renewal, replacement, defeasance or refund of Indebtedness permitted under Section 5.5 that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and reasonable and customary underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are substantially the same as the obligors of the Indebtedness being refinanced or extended (but shall in no event include any Person that was not an obligor on such Indebtedness being refinanced or extended), (f) is subordinated (i) in right of payment and (ii) in right to the proceeds of the Collateral, if applicable, to the Obligations, on terms at least as favorable, taken as a whole, to the Agent and the Lenders as those contained in the documentation governing the Indebtedness being refinanced or extended and (g) is otherwise on terms no less favorable to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness incurred by Borrower (and any guarantees thereof by the Guarantors) in the form of one or more series of second Lien (or other junior Lien) secured notes or second Lien (or other junior Lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Loans, the obligations in respect of any Permitted First Priority Refinancing Debt and the obligations in respect of any Permitted Pari Passu Indebtedness and is not secured by any property or assets of any Credit Party other than the Collateral, (ii) such Indebtedness satisfies the requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness”, (iii) such Indebtedness is not at any time guaranteed by any Credit Party other than the Guarantors, (iv) such Indebtedness has no financial maintenance covenants, (v) such Indebtedness does not contain any provisions that cross-default to any Default or Event of Default hereunder other than a payment default (provided that such Indebtedness may contain cross-acceleration provisions) and (vi) the holders of such Indebtedness (or their representative) and Agent shall be party to an intercreditor agreement reasonably satisfactory to Agent.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by Borrower (and any guarantees thereof by the Guarantors) in the form of one or more series of senior unsecured notes or loans; provided that (i) such indebtedness satisfies the requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness”, (ii) such Indebtedness has no financial maintenance covenants, (iii) such Indebtedness does not contain any provisions that cross-default to any Default or Event of Default hereunder other than a payment default (provided that such Indebtedness may contain cross-acceleration provisions) and (iv) such Indebtedness is not at any time guaranteed by any Credit Party other than the Guarantors.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Pledged Collateral” has the meaning specified in the Security Agreement and shall include any other Collateral required to be delivered to Agent or Collateral Trustee pursuant to the terms of any Collateral Document.

“Priority Lien Debt” has the meaning set forth in the Senior Note Agreement (as in effect on the date hereof).

“Program Services Agreements” means any local marketing agreement, time brokerage agreement, program services agreement or similar agreement to which the Borrower or any Subsidiary is party, providing for a Person, other than the licensee of such station, to program or sell advertising on all or any portion of the broadcast time of any television or radio station.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance satisfactory to Agent and Borrower executed by each of (a) the Credit Parties party thereto, (b) Agent, (c) each Refinancing Lender and (d) each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto.

“Refinancing Lender” means, at any time, any bank or other institution that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 1.13; provided that each Refinancing Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Borrower, Agent and the L/C Issuer (in the case of Refinancing Revolving Credit Commitments or Refinancing Revolving Loans) (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Borrower, Agent and the L/C Issuer (in the case of Refinancing Revolving Credit Commitments or Refinancing Revolving Loans) under subsection 9.9(b) for an assignment of Loans or Commitments to such Refinancing Lender.

“Refinancing Loan Commitments” means the Refinancing Revolving Loan Commitments and the Refinancing Term Loan Commitments.

“Refinancing Loans” means the Refinancing Revolving Loans and the Refinancing Term Loans.

“Refinancing Revolving Loan Commitments” means one or more classes of revolving loan commitments hereunder or extended Revolving Loan Commitments that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means the Revolving Loans made pursuant to any Refinancing Revolving Loan Commitment.

“Refinancing Term Loan Commitments” means one or more classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” means one or more classes of Term Loans that result from a Refinancing Amendment.

“Related Party” means (i) any controlling stockholder, 66 2/3% owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding a 66 2/3% controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Repricing Transaction” means the repayment, prepayment, refinancing or replacement of all or a portion of the Tranche B Term Loans with the incurrence by the Borrower or any Subsidiary of any Indebtedness having an All-In Yield that is less than the effective interest cost or weighted average yield (as determined by Agent on the same basis) of such Tranche B Term Loans, including without limitation, as may be effected through any waiver, consent or amendment to this Agreement (or any mandatory assignment pursuant to Section 9.22) relating to the interest rate for, or weighted average yield of, such Tranche B Term Loans.

“Required Lenders” means, subject to Section 1.11(e), at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect, plus solely to the extent the Tranche B Term Loan Funding Date has not occurred, the aggregate Tranche B Term Loan Commitment then in effect plus the aggregate unpaid principal balance of the Term Loans then outstanding, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans then outstanding and the then outstanding Letter of Credit Obligations; provided, that with respect to any vote on any matter requiring an “Act of Instructing Debtholders” under and as defined in the Intercreditor Agreement, the percentages specified above shall instead be sixty six and two-thirds percent (66 2/3%).

“Required Revolving Lenders” means at any time (a) Lenders then more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitments then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans then outstanding and the then outstanding Letter of Credit Obligations.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer or the president of the Borrower or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower or any other officer having substantially the same authority and responsibility.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Letter of Credit Obligations).

“Revolving Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) the earlier of (i) May 31, 2018 and (ii) the date that is 6 months prior to the final maturity date of the Senior Notes if any Senior Notes remain outstanding on such date and (b) the date on which the Aggregate

Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“Secured Party” means Agent, Collateral Trustee, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.

“Secured Rate Contract” means any Rate Contract between Borrower and the counterparty thereto, which (i) has been provided or arranged by GE Capital or an Affiliate of GE Capital, or (ii) Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with Borrower, or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Security Agreement” means that certain Security Agreement, dated as of July 27, 2010, made by the Credit Parties in favor of General Electric Capital Corporation, as collateral trustee (in such capacity and together with its permitted successors and assigns, the “Collateral Trustee”), for the benefit of the secured parties named therein, as the same may be amended, restated and/or modified from time to time (including without limitation, as it may be amended or amended and restated in the form of Exhibit 11.1(h) pursuant to the Collateral Assignment).

“Senior Note Documents” means the Senior Note Agreement, the Senior Notes and the Senior Note Purchase Agreement.

“Senior Note Agreement” means the Indenture dated as of July 27, 2010 among Borrower, the other persons party thereto that are designated as “Initial Guarantors” and Wells Fargo Bank, National Association, as trustee, as the same may be amended, restated and/or modified from time to time.

“Senior Note Purchase Agreement” means the Purchase Agreement, dated as of July 22, 2010, among the Borrower, the guarantors party thereto and Citigroup Global Markets Inc.

“Senior Notes” means the 8.75% Senior Notes of the Borrower due 2017.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act of 1933.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Station” means any radio station, any full-service television station, low power television station, Class A television station, and television translator system now or hereafter operated or controlled by the Borrower or any of its License Subsidiaries.

“Station Licenses” shall mean all licenses, permits, permissions and other authorizations issued by the FCC for the operation of the Stations operated or controlled by Borrower or any of its License Subsidiaries.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means any Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Taxes” mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), or other similar assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TeleFutura” means TeleFutura, Inc., a Delaware corporation.

“Term Loan Commitment” means the Tranche A Term Loan Commitment and/or the Tranche B Term Loan Commitment, as the context may require.

“Term Loan Maturity Date” means the Tranche A Term Loan Maturity Date and/or the Tranche B Term Loan Maturity Date, as the context may require.

“Term Loans” means the Tranche A Term Loans, the Tranche B Term Loans, any Incremental Term Loans and, unless the context shall otherwise require, the Refinancing Term Loans.

“Term Notes” means the Tranche A Term Notes and the Tranche B Term Notes.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (i) the Funded Indebtedness of Borrower and its Subsidiaries determined as of such date on a consolidated basis in accordance with GAAP, after giving effect to all incurrences and repayments of Funded Indebtedness on or about such date net of up to $20,000,000 of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries held in accounts subject to the control of the Collateral Trustee as at such day, to (ii) Pro Forma EBITDA for the most recent four consecutive Fiscal Quarters for which financial statements are required to have been delivered pursuant to Section 4.1(a) and (b).

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Tranche A Term Loan Maturity Date” means the earliest to occur of: (a) the Tranche B Term Loan Funding Date, (b) August 15, 2013 and (c) the date on which the Tranche A Term Loans shall become due and payable in full in accordance with the provisions of this Agreement.

“Tranche A Term Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 1.1(a).

“Tranche A Term Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Tranche A Term Loan made to the Borrower by such Lender or its predecessor(s).

“Tranche B Term Loan Funding Certificate” means a certificate of a Responsible Officer of Borrower in form and substance reasonably satisfactory to Agent evidencing the use of proceeds of the Tranche B Term Loans to redeem the Senior Notes and repay in full the Tranche A Term Loans.

“Tranche B Term Loan Funding Date” means the Business Day on which the Tranche B Term Loans are made by the Lenders to the Borrower; provided that such date shall be no earlier than August 1, 2013 and no later than August 15, 2013.

“Tranche B Term Loan Maturity Date” means the earlier to occur of: (a) May 31, 2020 and (b) the date on which the Tranche B Term Loans shall become due and payable in full in accordance with the provisions of this Agreement.

“Tranche B Term Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 1.1(b).

“Tranche B Term Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit 11.1(f) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Tranche B Term Loan made to the Borrower by such Lender or its predecessor(s).

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“Univision” means, as applicable, Univision Communications Inc., a Delaware corporation, or Univision Network Limited Partnership, a Delaware limited partnership.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” of any Person as of any date means the Stock of such Person that is ordinarily entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any tranche of Term Loans at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years

(calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Term Loan.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

11.2     Other Interpretive Provisions.

(a)        Defined Terms.   Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)        The Agreement.  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c)        Certain Common Terms.   The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d)        Performance; Time.   Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the first day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Agent, but in no event later than the first day of the second month or quarter, as applicable, following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)        Contracts.   Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)        Laws.    References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3     Accounting Terms and Principles.   All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.

11.4     Payments.  Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Christopher T. Young
Name: Christopher T. Young
Title: Executive Vice President, Treasurer and Chief Financial Officer

FEIN: 95-4783236

Address for notices:

Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West
Santa Monica, California 90404
Attention: Walter F. Ulloa, Chairman and Chief Executive Officer
Facsimile: (310) 449-4706

With a copy to: Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West
Santa Monica, California 90404
Attention: Chief Financial Officer
Facsimile: (310) 449-4726

With a copy to: Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West
Santa Monica, California 90404
Attention: General Counsel
Facsimile: (310) 449-1306

Address for wire transfers:

Signature Page of Credit Agreement

ENTRAVISION, L.L.C., a Delaware limited liability company	ENTRAVISION SAN DIEGO, INC., a California corporation
FEIN: 95-4635405	FEIN: 33-0921979

ENTRAVISION EL-PASO, L.L.C., a Delaware limited liability company	ENTRAVISION HOLDINGS, LLC, a California limited liability company
FEIN: 95-4635149	FEIN: 95-4850445

ENTRAVISION-TEXAS G.P., LLC, a Delaware limited liability company	THE COMMUNITY BROADCASTING COMPANY OF SAN DIEGO, INCORPORATED, a California corporation
FEIN: 27-3432832
FEIN: 33-0459185
ENTRAVISION-TEXAS L.P., INC., a Delaware corporation
CHANNEL FIFTY SEVEN, INC., a California corporation
FEIN: 04-3589346
FEIN: 33-0637781
ARIZONA RADIO, INC., a Delaware corporation	VISTA TELEVISION, INC., a California corporation
FEIN: 88-0305822
FEIN: 33-0622519
Z-SPANISH MEDIA CORPORATION, a
Delaware corporation	ASPEN FM, INC., a Colorado corporation
FEIN: 68-0415278	FEIN: 91-0253467

LOS CEREZOS TELEVISION COMPANY, a Delaware corporation	ENTRAVISION-TEXAS LIMITED PARTNERSHIP, a Texas limited partnership
FEIN: 52-1189716	FEIN: 75-3010492

LATIN COMMUNICATIONS GROUP INC., a Delaware corporation	ENTRAVISION COMMUNICATIONS COMPANY, L.L.C., a Delaware limited liability company
FEIN: 13-4006852
FEIN: 95-4566568
DIAMOND RADIO, INC., a California corporation	LOTUS/ENTRAVISION REPS, LLC, a Delaware limited liability company
FEIN: 68-0370595
FEIN: 95-4871909
TODOBEBE, LLC, a Delaware limited liability company
FEIN: 46-2491417

By:	/s/ Christopher T. Young
Name: Christopher T. Young
Title: Executive Vice President, Treasurer and Chief Financial Officer

Signature Page of Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent and as a Lender

By:	/s/ Steven J. Heise
Name: Steven J. Heise
Title: Its Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation
11175 Cicero Drive, Suite 600
Alpharetta, Georgia 30022
Attn: Entravision Communications Account Manager
Facsimile: (678) 624-7903

With a copy to:

General Electric Capital Corporation
201 Merritt 7
P.O. Box 5201
Norwalk, Connecticut 06851
Attn: General Counsel-Global Sponsor Finance
Facsimile: (203) 956-4216

Address for payments:

ABA No. 021-001-033
Account Number 50279791
Deutsche Bank Trust Company Americas
New York, New York
Account Name: GECC/CAF DEPOSITORY
Reference: CFN /Entravision

Signature Page of Credit Agreement

CITIBANK, N.A., as a Lender
By:	/s/ Ross A. MacIntyre
Name: Ross A. MacIntyre
Title: Managing Director and Vice President

MIHI LLC, as a Lender
By:	/s/ Michael McLaughlin
Name: Michael McLaughlin
Title: Authorized Signatory

By:	/s/ T. Morgan Edwards II
Name: T. Morgan Edwards II
Title: Authorized Signatory

ROYAL BANK OF CANADA, as a Lender
By:	/s/ Alfonse Simone
Name: Alfonse Simone
Title: Authorized Signatory

Schedule 1.1(a)

Term Loan A Commitments

Lender	Term Loan A Commitment

General Electric Capital Corporation	$19,950,000

Total	$19,950,000

Schedule 1.1(b)

Term Loan B Commitments

Lender	Term Loan B Commitment

General Electric Capital Corporation	$375,000,000

Total	$375,000,000

Schedule 1.1(c)

Revolving Loan Commitments

Lender	Revolving Loan Commitment

General Electric Capital Corporation	$15,000,000
Citibank, N.A.	$5,000,000
MIHI LLC	$5,000,000
Royal Bank of Canada	$5,000,000

Total	$30,000,000

EXHIBIT 1.1(b)

TO

CREDIT AGREEMENT

FORM OF LETTER OF CREDIT REQUEST

[NAME OF L/C ISSUER], as L/C Issuer

under the Credit Agreement referred to below

Attention:

                       , 20

Re:       Entravision Communications Corporation (the “Borrower”)

Reference is made to the Credit Agreement, dated as of [ ● ], 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the other Credit Parties party thereto, the Lenders party thereto, General Electric Capital Corporation, as Agent for the Lenders, GE Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, and Citigroup Global Markets Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets, as Co-Syndication Agents and Joint Lead Arrangers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 1.1(d) of the Credit Agreement, of its request for your Issuance of a Letter of Credit, in the form attached hereto, for the benefit of [Name of Beneficiary], in the amount of $                , to be issued on                   ,          (the “Issue Date”) with an expiration date of                   ,         .

The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Issue Date, both before and after giving effect to the Issuance of the Letter of Credit requested above and any Loan to be made or any other Letter of Credit to be Issued on or before the Issue Date:

(i)         the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date;

(ii)        no Default or Event of Default has occurred and is continuing; and

(iii)      the aggregate outstanding amount of Revolving Loans does not exceed the Maximum Revolving Loan Balance.

Exhibit 1.1(b) - 1

ENTRAVISION COMMUNICATIONS CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO LETTER OF CREDIT REQUEST DATED                ,       ]

EXHIBIT 1.6

TO

CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent under the Credit Agreement referred to below

                       , 20

Attention:

Re:       Entravision Communications Corporation (the “Borrower”)

Reference is made to the Credit Agreement, dated as of [ ● ], 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the other Credit Parties party thereto, the Lenders party thereto, General Electric Capital Corporation, as Agent for the Lenders, GE Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, and Citigroup Global Markets Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets, as Co-Syndication Agents and Joint Lead Arrangers. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 1.6 of the Credit Agreement of its request for the following:

(i)         a continuation, on                 ,         , as LIBOR Rate Loans having an Interest Period of        months of Revolving Loans in an aggregate outstanding principal amount of $                         having an Interest Period ending on the proposed date for such continuation;

(ii)        a continuation, on                 ,         , as LIBOR Rate Loans having an Interest Period of        months of Tranche [A][B] Term Loans in an aggregate outstanding principal amount of $                         having an Interest Period ending on the proposed date for such continuation;

(iii)      a conversion, on                 ,         , to LIBOR Rate Loans having an Interest Period of        months of Revolving Loans in an aggregate outstanding principal amount of $                        ;

(iv)       a conversion, on                 ,         , to LIBOR Rate Loans having an Interest Period of        months of Tranche [A][B] Term Loans in an aggregate outstanding principal amount of $                      ;

(v)        a conversion, on                 ,         , to Base Rate Loans, of Revolving Loans in an aggregate outstanding principal amount of $                        ; and

Exhibit 1.6 - 1

(vi)        a conversion, on                 ,         , to Base Rate Loans, of Tranche [A][B] Term Loans in an aggregate outstanding principal amount of $                        .

Exhibit 1.6 - 2

In connection with any request under (i), (ii), (iii) or (iv) above, the undersigned hereby certifies that, except as set forth on Schedule A attached hereto, no Default or Event of Default has occurred and is continuing on the date hereof, both before and after giving effect to any Loan to be made or Letter of Credit to be Issued on or before any date for any proposed conversion or continuation set forth above.

ENTRAVISION COMMUNICATIONS CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO NOTICE OF CONVERSION/CONTINUATION DATED                ,       ]

EXHIBIT 2.1

TO

CREDIT AGREEMENT

CLOSING CHECKLIST

[See attached]

Exhibit 2.1 - 1

EXHIBIT 4.2(b)

TO

CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

ENTRAVISION COMMUNICATIONS CORPORATION

Date:                               , 201

This Compliance Certificate (this “Certificate”) is given by Entravision Communications Corporation, a Delaware corporation (“Borrower”), pursuant to subsection 4.2(b) of that certain Credit Agreement dated as of [ ● ], 2013, among the Borrower, the other Credit Parties party thereto, the Lenders party thereto, General Electric Capital Corporation, as Agent for the Lenders, GE Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, and Citigroup Global Markets Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets, as Co-Syndication Agents and Joint Lead Arrangers (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The officer executing this Certificate is a Responsible Officer of the Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of the Borrower. By executing this Certificate, such officer hereby certifies to Agent, the Lenders and the L/C Issuers, on behalf of the Borrower, that:

(a)        the financial statements delivered with this Certificate in accordance with subsection 4.1(a) and/or 4.1(b) of the Credit Agreement are correct and complete and fairly present, in all material respects, in accordance with GAAP the financial position and the results of operations of the Borrower and its Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure);

(b)        to the best of such officer’s knowledge, each Credit Party and each of their Subsidiaries, during the period covered by such financial statements, has observed and performed all of their respective covenants and other agreements in the Credit Agreement and the other Loan Documents to be observed or performed by them, and such officer does not have knowledge of any Default or Event of Default [except as specified on the written attachment hereto];

(c)        Exhibit A hereto is a correct calculation of each of the financial covenants contained in Article VI of the Credit Agreement;

(d)        since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Agent, no Credit Party and no Subsidiary of any Credit Party has:

(i)        changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows:                                                                              ;

2

(ii)        made any Acquisitions, or merged or consolidated with or into, any Person, except as follows:                                                                              ; or

(iii)      changed its principal corporate address or otherwise relocated, acquired fee simple title to any real property with a fair market value in excess of $5,000,000, except as follows:                                                                                                       .

[(e)       Exhibit C hereto is a correct calculation of Excess Cash Flow for the year ended December 31, 20     and a correct calculation of the required prepayment of

$                                     .]1

1 To be included in Compliance Certificates for annual financials only.

3

IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by one of its Responsible Officers this            day of                               , 201  .

By:

Its:

Note:    Unless otherwise specified, all financial covenants are calculated for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP and all calculations are without duplication.

4

EXHIBIT A TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Covenant 6.1 Total Net Leverage Ratio

Total Net Leverage Ratio is defined as follows:

All indebtedness for borrowed money

Plus:

All obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earnouts when such earnouts have not been paid after becoming due and payable (other than (i) trade payables and other accrued liabilities entered into in the Ordinary Course of Business and (ii) deferred compensation)

Amounts that have been drawn but remain unreimbursed in respect of letters of credit and surety bonds

All obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses

All Capital Lease Obligations

All indebtedness referred to in clauses (a) through (h) of the definition of “Indebtedness” in the Credit Agreement secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness

All Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) in the Credit Agreement, but solely to the extent constituting guarantees of Indebtedness of others of the type not described in clauses (e), (g) and (h) of the definition of “Indebtedness” in the Credit Agreement

5

Minus:	Unrestricted cash and Cash Equivalents held in accounts subject the control of the Collateral Trustee (not to exceed $20,000,000)

Net Funded Indebtedness		$

Pro Forma EBITDA for the most recent four consecutive Fiscal Quarters for which financial statements are required to have been delivered pursuant to Sections 4.1(a) and (b) of the Credit Agreement (per Exhibit B)

$

Total Net Leverage Ratio (Net Funded Indebtedness (from above) divided by Pro Forma EBITDA)

Maximum Total Net Leverage Ratio (per Section 6.1 of the Credit Agreement)

In Compliance		Yes/No

6

EXHIBIT B TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Consolidated Adjusted EBITDA is defined as follows:

Net income (or loss) for the applicable period of measurement of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding: (a) the income (or loss) of any Person which is not a Subsidiary of the Borrower, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries; (c) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any consensual restriction in any agreement or instrument applicable to that Subsidiary; (d) after-tax gains or losses from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of the Borrower and its Subsidiaries or returned surplus assets of any pension plan; (e) the cumulative effect of a change in accounting principles; (f) any non-cash compensation expense realized from grants of performance shares, stock options or other rights to officers, directors and employees of the Borrower and its Subsidiaries (provided, that such shares, options or other rights can be redeemed at the option of the holder only for Stock (other than Disqualified Stock) of the Borrower; and (g) any other net extraordinary gains or losses of the Borrower or its Subsidiaries

$

Plus:	All amounts deducted in calculating net income (or loss) for depreciation or amortization for such period

Interest expense (less interest income) deducted in calculating net income (or loss) for such period

To the extent deducted in the calculation of net income in the twelve month period following the Closing Date, fees and expenses incurred in connection with the Loan Documents

All taxes on or measured by income to the extent deducted in

7

calculating net income (or loss) for such period

Any extraordinary or non-recurring cash expenses of the Borrower and its Subsidiaries to the extent that such expenses were deducted in computing net income (or loss) for such period; provided, however, that such extraordinary or non-recurring cash expenses do not exceed 7.5% of Consolidated Adjusted EBITDA as calculated hereunder for such period unless approved by Agent

All non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period, including, without limitation, any non-cash loss or expense (or income or gain) due to the application of FASB ASC 815-10 regarding hedging activity, FASB ASC 350 regarding impairment of good will and indefinite-lived intangible assets, FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics, non-cash foreign currency exchange losses (or minus gains) and non-cash expenses deducted as a result of any grant of Stock or Stock Equivalents to employees, officers or directors, but excluding any non-cash loss or expense that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period

Consolidated Adjusted EBITDA	$

8

Calculation of Pro Forma EBITDA

Consolidated Adjusted EBITDA for the applicable period of measurement	$

Plus:

with respect to Targets owned by the Borrowers for which the Agent has received financial statements pursuant to subsection 4.1(b) for less than twelve (12) months, Target EBITDA allocated to each month prior to the acquisition thereof included in the trailing twelve (12) month period for which Pro Forma EBITDA is being calculated; [If more than one Target has been acquired, Borrower should attach calculation of Target EBITDA for each Target]

$

Minus:

with respect to any Disposition consummated within the period in question, Consolidated Adjusted EBITDA attributable to the Subsidiary, profit centers, or other asset which is the subject of such Disposition from the beginning of such period until the date of consummation of such Disposition

$

Pro Forma EBITDA	$

“Target EBITDA” means, with respect to any Target, Consolidated Adjusted EBITDA for such Target for the most recent twelve (12) month period preceding the acquisition thereof, adjusted by verifiable expense reductions, including excess owner compensation, if any, which are expected to be realized, in each case calculated on month by month basis by the Borrowers and consented to by the Agent and Required Lenders

Exhibit 4.2(b) - 1

EXHIBIT C TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Calculation of Excess Cash Flow Prepayment

Excess Cash Flow is defined as follows:

Consolidated Adjusted EBITDA for the applicable period of measurement (per Exhibit B)		$

Less:	Unfinanced Capital Expenditures	$

	Scheduled principal payments with respect to Indebtedness actually paid in cash	$

	Net Interest Expense (per Exhibit B) actually paid in cash	$

	Taxes on or measured by income actually paid in cash	$

	To the extent deducted in the calculation of net income in the twelve month period following the Closing Date, fees and expenses incurred in connection with the Loan Documents	$

	Expenses incurred in connection with the prepayment, amendment or refinancing of Indebtedness during such fiscal year to the extent paid from internally generated funds	$

	Extraordinary or non-recurring cash expenses of the Borrower and its Subsidiaries to the extent that such expenses were deducted in computing net income (or loss) for such period and were included in the calculation of Consolidated Adjusted EBITDA	$

	Non-cash reductions of net income to the extent added back in the calculation of Consolidated Adjusted EBITDA	$

	Restricted Payments permitted under Section 5.11 of the Credit Agreement made during such period with internally generated cash (not to exceed $10,000,000 for such year for Restricted Payments made pursuant to subsection 5.11(i) of the Credit Agreement)	$

	Investments permitted under subsections 5.4(k), (o) and (p) of the Credit Agreement made during such period with internally generated cash	$

Exhibit 4.2(b) - 2

Excess Cash Flow		$

Prepayment percent		[50][25][0]%[2]

Subtotal:		$

Minus:	Voluntary prepayments of Term Loans and voluntary prepayments of Revolving Loans to the extent accompanied by a permanent reduction of the Revolving Loan Commitment	$

Prepayment amount		$

2 Select applicable percentage from Section 1.8(f) of the Credit Agreement.

Exhibit 4.2(b) - 3

EXHIBIT 10.1(f)

TO

CREDIT AGREEMENT

FORMS OF TAX CERTIFICATES

EXHIBIT 10.1(f)-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [ ● ], 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entravision Communications Corporation (the “Borrower”), the other Credit Parties party thereto, the Lenders party thereto, General Electric Capital Corporation, as Agent for the Lenders, GE Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, and Citigroup Global Markets Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets, as Co-Syndication Agents and Joint Lead Arrangers. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 10.1(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

10.1(f)-1 - 1

[Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

10.1(f)-1 - 2

EXHIBIT 10.1(f)-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [ ● ], 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entravision Communications Corporation (the “Borrower”), the other Credit Parties party thereto, the Lenders party thereto, General Electric Capital Corporation, as Agent for the Lenders, GE Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, and Citigroup Global Markets Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets, as Co-Syndication Agents and Joint Lead Arrangers. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 10.1(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

10.1(f)-2 - 1

[Participant]

By:
Name:
Title:

[Address]

Dated:                                              , 20[    ]

10.1(f)-2 - 2

EXHIBIT 10.1(f)-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [ ● ], 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entravision Communications Corporation (the “Borrower”), the other Credit Parties party thereto, the Lenders party thereto, General Electric Capital Corporation, as Agent for the Lenders, GE Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, and Citigroup Global Markets Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets, as Co-Syndication Agents and Joint Lead Arrangers. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 10.1(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881 (c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881 (c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

10.1(f)-3 - 1

[Participant]

By:
Name:
Title:

[Address]

Dated:                                              , 20[    ]

10.1(f)-3 - 2

EXHIBIT 10.1(f)-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [ ● ], 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entravision Communications Corporation (the “Borrower”), the other Credit Parties party thereto, the Lenders party thereto, General Electric Capital Corporation, as Agent for the Lenders, GE Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, and Citigroup Global Markets Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets, as Co-Syndication Agents and Joint Lead Arrangers. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 10.1(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881 (c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881 (c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881 (c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

10.1(f)-4 - 1

[Lender]

By:
Name:
Title:

[Address]

Dated:                                              , 20[    ]

10.1(f)-4 - 2

EXHIBIT 11.1(a)

TO

CREDIT AGREEMENT

FORM OF ASSIGNMENT

This ASSIGNMENT, dated as of the Effective Date, is entered into between                        (“the Assignor”) and                        (“the Assignee”).

The parties hereto hereby agree as follows:

Borrower:	Entravision Communications Corporation, a Delaware corporation (the “Borrower”)

Agent:	General Electric Capital Corporation, as agent for the Lenders (in such capacity and together with its successors and permitted assigns, the “Agent”)

Credit Agreement:

Credit Agreement, dated as of [ ● ], 2013, among the Borrower, the other Credit Parties party thereto, the Lenders party thereto, the Agent, GE Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, and Citigroup Global Markets Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets, as Co-Syndication Agents and Joint Lead Arrangers (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[Trade Date:	, ][3]

Effective Date:	, [4]

[3]	Insert for informational purposes only if needed to determine other arrangements between the assignor and the assignee.

[4]	To be filled out by Agent upon entry in the Register.

Exhibit 11.1(a) - 1

ASSIGNMENT

FOR ENTRAVISION COMMUNICATIONS CORPORATION’S CREDIT AGREEMENT

Revolving Loan/ Revolving Loan Commitment Assigned	Aggregate amount of Revolving Loan Commitments or principal amount of Revolving Loans for all Lenders	Aggregate amount of Revolving Loan Commitments[5] or principal amount of Revolving Loans Assigned[6]	Percentage Assigned[7]
	$	$	. %

Term Loan/ Term Loan Commitment Assigned[8]	Aggregate amount of Term Loan Commitments or principal amount of Term Loans for all Lenders	Aggregate amount of Term Loan Commitments or principal amount of Term Loans Assigned	Percentage Assigned[5]
	$	$	. %

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

[5]	Include Revolving Loans and interests, participations and obligations to participate in Letter of Credit Obligations.

[6]

Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

[7]

Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Commitment or Loans at the applicable class in the Facility. This percentage is set forth for informational purposes only and is not intended to be binding. The assignments are based on the amounts assigned not on the percentages listed in this column.

[8]	Include identification of tranche of Term Loans or Term Loan Commitments assigned.

Exhibit 11.1(a) - 2

ASSIGNMENT

FOR ENTRAVISION COMMUNICATIONS CORPORATION’S CREDIT AGREEMENT

Section 1.        Assignment.   Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).

Section 2.        Representations, Warranties and Covenants of Assignors.      Assignor (a) represents and warrants to Assignee and the Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims and (iii) by executing, signing and delivering this assignment via ClearPar® or any other electronic settlement system designated by the Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an authorized signer for the Assignor and is authorized to execute, sign and deliver this agreement, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Loans and Commitments, the percentage of the Loans and Commitments represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Credit Party or the performance or nonperformance by any Credit Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Agent exchange such Notes for new Notes evidencing the Assignor’s retained interest and, if requested by Assignee, the Assigned Interest, in accordance with Section 1.2 of the Credit Agreement.

Section 3.        Representations, Warranties and Covenants of Assignees.      Assignee (a) represents and warrants to Assignor and the Agent that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is [not] an Affiliate or an Approved Fund of               , a Lender, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type and (iv) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an authorized signer for the Assignor and is authorized to execute, sign and deliver this Agreement, (b) appoints and authorizes the Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed

Exhibit 11.1(a) - 3

ASSIGNMENT

FOR ENTRAVISION COMMUNICATIONS CORPORATION’S CREDIT AGREEMENT

appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon Agent, any L/C Issuer, any Lender or any other Indemnitee and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Credit Parties and their Affiliates and their Stock and agrees to use such information in accordance with Section 9.10 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 9.9 of the Credit Agreement and (h) attaches such duly completed and executed documents as it is required to deliver in accordance with Section 10.1 of the Credit Agreement.

Section 4.        Determination of Effective Date; Register.   Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 9.9 of the Credit Agreement, the Borrower, this Assignment (including its attachments) will be delivered to the Agent for its acceptance and recording in the Register. The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by the Agent and (ii) the recording of this Assignment in the Register. The Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Section 5.        Effect.    As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.

Section 6.        Distribution of Payments.  On and after the Effective Date, the Agent shall make all payments under the Loan Documents in respect of each Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to Assignee.

Section 7.        Miscellaneous.

(a)        The parties hereto, to the extent permitted by law, waive all right to trial by jury in any action, suit, or proceeding arising out of, in connection with or relating to, this Assignment and any other transaction contemplated hereby. This waiver applies to any action, suit or proceeding whether sounding in tort, contract or otherwise.

(b)        On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignor, Assignee, the Agent and their Related Persons and their successors and assigns.

Exhibit 11.1(a) - 4

ASSIGNMENT

FOR ENTRAVISION COMMUNICATIONS CORPORATION’S CREDIT AGREEMENT

(c)        This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.

(d)        This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)        Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

Exhibit 11.1(a) - 5

ASSIGNMENT

FOR ENTRAVISION COMMUNICATIONS CORPORATION’S CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By:
Name:
Title:

Lending Office for Eurodollar Rate Loans:

[Insert Address (including contact name, fax number and e-mail address)]

Lending Office (and address for notices) for any other purpose:

[Insert Address (including contact name, fax number and e-mail address)]

[SIGNATURE PAGE FOR ASSIGNMENT FOR ENTRAVISION COMMUNICATIONS CORPORATION’S CREDIT AGREEMENT]

ACCEPTED and AGREED
this day of :

GENERAL ELECTRIC CAPITAL CORPORATION as Agent

By:
Name:
Title:

[ENTRAVISION COMMUNICATIONS CORPORATION][9]

By:
Name:
Title:

[9]	Include only if required pursuant to Section 9.9 of the Credit Agreement.

[SIGNATURE PAGE FOR ASSIGNMENT FOR ENTRAVISION COMMUNICATIONS CORPORATION’S CREDIT AGREEMENT]

EXHIBIT 11.1(c)

TO

CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent under the Credit Agreement referred to below

                             , 20

Attention:

Re:      Entravision Communications Corporation (the “Borrower”)

Reference is made to the Credit Agreement, dated as of [ ● ], 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the other Credit Parties party thereto, the Lenders party thereto, General Electric Capital Corporation, as Agent for the Lenders, GE Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, and Citigroup Global Markets Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets, as Co-Syndication Agents and Joint Lead Arrangers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 1.5 of the Credit Agreement of its request of a Borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:

A.        The date of the Proposed Borrowing is                     ,          (the “Funding Date”).

B.        The aggregate principal amount of requested Revolving Loans is $            , of which $                 consists of Base Rate Loans and $                 consists of LIBOR Rate Loans having an initial Interest Period of              months.

C.        The aggregate principal amount of requested Tranche [A][B] Term Loans is $            , of which $                 consists of Base Rate Loans and $                 consists of LIBOR Rate Loans having an initial Interest Period of              months.

The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Funding Date, both before and after giving effect to the Proposed Borrowing and any other Loan to be made or Letter of Credit to be Issued on or before the Funding Date:

(i)        the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in

Exhibit 11.1(c) - 1

all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date;

(ii)        no Default or Event of Default has occurred and is continuing; and

(iii)       the aggregate outstanding amount of Revolving Loans does not exceed the Maximum Revolving Loan Balance.

Exhibit 11.1(c) - 2

ENTRAVISION COMMUNICATIONS CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO NOTICE OF BORROWING DATED                ,       ]

EXHIBIT 11.1(d)

TO

CREDIT AGREEMENT

FORM OF REVOLVING LOAN NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: $	, 20

FOR VALUE RECEIVED, the undersigned, Entravision Communications Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay the Lender set forth above (the “Lender”), or its registered assigns, the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to Agent for the account of Lender, at the address set forth in the Credit Agreement, in immediately available funds.

This Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of [ ● ], 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, the other Credit Parties party thereto, General Electric Capital Corporation, as Agent for the Lenders, GE Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, and Citigroup Global Markets Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets, as Co-Syndication Agents and Joint Lead Arrangers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Revolving Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction), 9.19 (Waiver of Jury Trial) and 11.2 (Other Interpretive Provisions) thereof.

Exhibit 11.1(d) - 1

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGES FOLLOW]

Exhibit 11.1(d) - 2

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

ENTRAVISION COMMUNICATIONS CORPORATION

By:

Name:
Title:

[$                ] REVOLVING LOAN NOTE

OF ENTRAVISION COMMUNICATIONS CORPORATION FOR THE BENEFIT OF [NAME OF LENDER]

EXHIBIT 11.1(e)

TO

CREDIT AGREEMENT

FORM OF TRANCHE A TERM NOTE

Lender: GENERAL ELECTRIC CAPITAL CORPORATION	New York, New York
Principal Amount: $20,000,000	, 2013

FOR VALUE RECEIVED, the undersigned, Entravision Communications Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay the Lender set forth above (the “Lender”), or its registered assigns, the Principal Amount set forth above payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Tranche A Term Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to Agent for the account of Lender, at the address set forth in the Credit Agreement, in immediately available funds.

This Note is one of the Tranche A Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of [ ● ], 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, the other Credit Parties party thereto, General Electric Capital Corporation, as Agent for the Lenders, GE Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, and Citigroup Global Markets Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets, as Co-Syndication Agents and Joint Lead Arrangers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Credit Agreement, among other things contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction), 9.19 (Waiver of Jury Trial) and 11.2 (Other Interpretive Provisions) thereof.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGES FOLLOW]

Exhibit 11.1(e) - 1

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

ENTRAVISION COMMUNICATIONS CORPORATION

By:
Name:
Title:

[$                ] TRANCHE A TERM LOAN NOTE

OF ENTRAVISION COMMUNICATIONS CORPORATION FOR THE BENEFIT OF [NAME OF LENDER]

EXHIBIT 11.1(f)

TO

CREDIT AGREEMENT

FORM OF TRANCHE B TERM NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: $	, 20

FOR VALUE RECEIVED, the undersigned, Entravision Communications Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay the Lender set forth above (the “Lender”), or its registered assigns, the Principal Amount set forth above payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Tranche B Term Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to Agent for the account of Lender, at the address set forth in the Credit Agreement, in immediately available funds.

This Note is one of the Tranche B Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of [ ● ], 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the other Credit Parties party thereto, the Lenders party thereto, General Electric Capital Corporation, as Agent for the Lenders, GE Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, and Citigroup Global Markets Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets, as Co-Syndication Agents and Joint Lead Arrangers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Credit Agreement, among other things contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction), 9.19 (Waiver of Jury Trial) and 11.2 (Other Interpretive Provisions) thereof.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGES FOLLOW]

Exhibit 11.1(f) - 1

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

ENTRAVISION COMMUNICATIONS CORPORATION

By:
Name:
Title:

[$                ] TRANCHE B TERM LOAN NOTE

OF ENTRAVISION COMMUNICATIONS CORPORATION FOR THE BENEFIT OF [NAME OF LENDER]

EXHIBIT 11.1(g)

TO

CREDIT AGREEMENT

AUCTION PROCEDURES

This Exhibit 11.1(g) is intended to summarize certain basic terms of the modified Dutch auction (an “Auction”) procedures pursuant to and in accordance with the terms and conditions of Section 1.14 of the Credit Agreement, of which this Exhibit 11.1(g) is a part. It is not intended to be a definitive statement of all of the terms and conditions of an Auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Agent, the Auction Manager, or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Agent and its affiliates, the “Agent-Related Persons”) makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to the Borrower pursuant to any offering documents, nor shall the decision by the Agent, the Auction Manager or any other Agent-Related Person (or any of their Affiliates) in its respective capacity as a Lender to sell its Term Loans to the Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents. Capitalized terms not otherwise defined in this Exhibit 11.1(g) have the meanings assigned to them in the Credit Agreement.

ARTICLE 1    Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager (for distribution to the Lenders of the Term Loans (each, an “Auction Notice”)). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Borrower offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $10,000,000 (unless another amount is agreed to by the Agent (such consent to not be unreasonably withheld or delayed)) or such lesser amount to the extent the amount of outstanding Term Loans is less than $50,000,000; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Borrower would be willing to purchase Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 12:00 p.m. (New York time) (as such date and time may be extended by the Auction Manager, such time (including any extension thereof) the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only two (2) extensions per offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed auction, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such

Exhibit 11.1(g) - 1

conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

ARTICLE 2    Reply Procedures. In connection with any Auction, each Lender wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The Borrower will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

ARTICLE 3    Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at their respective Reply Prices and shall not be subject to proration.

ARTICLE 4    Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased at prices below the Applicable Threshold Price), the Borrower shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

Exhibit 11.1(g) - 2

ARTICLE 5    Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Exhibit 11.1(g)). The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

ARTICLE 6    Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the representation and warranty by the Borrower that the express conditions set forth in Section 1.14(a)(i)-(viii) of the Credit Agreement have each been satisfied or waived on and as of the date of the Auction Notice, except to the extent that such conditions refer to conditions that must be satisfied as of a future date, in which case the Borrower must terminate any Auction if it fails to satisfy (or obtain a waiver of) one of more of the conditions which are required to be met or waived at the time which otherwise would have been the time of purchase of Term Loans pursuant to an Auction.

ARTICLE 7    Additional Procedures. In connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Term Loans by the Borrower required by the terms and conditions of Section 1.14 of the Credit Agreement are not met or waived. The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due). The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be reasonably determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 1.14 of the Credit Agreement or this Exhibit 11.1(g). The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 1.14 of the Credit Agreement or this Exhibit 11.1(g). None of the Agent, the Auction Manager, any other Agent-Related Person or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Credit Parties, or any of their Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Exhibit 11.1(g) shall not require the Borrower, any other Credit Party or any of their Affiliates to initiate any Auction.

Exhibit 11.1(g) - 3

EXHIBIT 11.1(h)

TO

CREDIT AGREEMENT

FORM OF AMENDED AND RESTATED SECURITY AGREEMENT

[See attached]

Exhibit 11.1(h) - 1

EXHIBIT 11.1(i)

TO

CREDIT AGREEMENT

FORM OF ASSIGNMENT AGREEMENT

[See attached]

Exhibit 11.1(i) - 1